UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Hercules Technology Growth Capital, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

[April    ], 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Hercules Technology Growth Capital, Inc. to be held on Thursday, May 29, 2008 at 10:00 a.m., Eastern Time, at our Boston office at 31st St. James Avenue, Suite 790, Boston, Massachusetts 02116.

Details regarding the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the annual meeting, and you are encouraged to vote your shares as soon as possible. The enclosed proxy card contains instructions for voting over the Internet, by telephone or by returning your proxy card via mail in the envelope provided. Your vote is important.

Sincerely yours,

/s/ Manuel A. Henriquez

Manuel A. Henriquez

Chairman of the Board, President

and Chief Executive Officer

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

(650) 289-3060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2008

To the Stockholders of Hercules Technology Growth Capital, Inc.:

The 2008 Annual Meeting of Stockholders of Hercules Technology Growth Capital, Inc., a Maryland Corporation (the “Company”), will be held at our Boston office at 31st St. James Avenue, Suite 790, Boston, Massachusetts 02116 on Thursday, May 29, 2008, at 10:00 a.m. Eastern Time for the following purposes:

1.	To elect two directors of the Company who will serve for three years or until their successors are elected and qualified;

2.	To ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	To approve a proposal to authorize the Company, with the approval of its board of directors (the “Board”), to sell up to 20% of the Company’s outstanding common stock at a price below the Company’s then current net asset value per share; and

4.	To transact such other business as may properly come before the meeting.

You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on April 21, 2008. Whether or not you expect to be present in person at the meeting, please sign the enclosed proxy and return it promptly in the self-addressed envelope provided. As a registered shareholder, you may also authorize your proxy electronically by telephone or over the Internet by following the instructions included with your proxy card. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By Order of the Board,

/s/ Scott Harvey

Scott Harvey

Secretary

[April    ], 2008

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:

We sent you this proxy statement and the enclosed proxy card because the Board of the Company is soliciting your proxy to vote at the 2008 Annual Meeting of Shareholders. The meeting will be held at our Boston office at 31st St. James Avenue, Suite 790, Boston, Massachusetts 02116 on May 29, 2008, at 10:00 a.m.

This proxy statement summarizes the information regarding the matters to be voted upon at the meeting. However, you do not need to attend the meeting to vote your shares. You may simply complete, sign, and return the enclosed proxy card or vote your shares by telephone or over the internet, if eligible to do so, in accordance with the instructions contained on the proxy card.

On April 21, 2008, our “record date” for determining shareholders entitled to vote at the meeting, there were [ ] shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We began mailing this proxy statement on or about [April ], 2008 to all shareholders entitled to vote their shares at the meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. The proxy card will indicate the number of shares of common stock that you owned on the record date.

Q:	How do I vote by proxy?

A:	If you properly cast your vote by both executing and returning the enclosed proxy card, or if you are an eligible stockholder as set forth in the Proxy Statement, by authorizing your proxy by telephone or via the internet, and you don’t subsequently withdraw or revoke that vote, the shares represented by such proxy will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, the shares represented by such proxy will be voted as recommended by the Board: “FOR” electing the two nominees for director, “FOR” ratifying the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and “FOR” the proposal to authorize the Company to sell up to 20% of the Company’s outstanding common stock at a price below the Company’s then current net asset value per share.

If any other matter is presented, the shares represented by such proxy will be voted in accordance with the Board’s best judgment. At the time we printed this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Q:	May my broker vote for me?

A:

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be

“routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or authorize your shares by telephone, via the Internet or at the meeting by following these procedures. To revoke your proxy:

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to Scott Harvey, Secretary and Chief Legal Officer, at Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California, 94301;

•	Vote again by telephone or internet, if eligible to do so, by following the instructions included on the enclosed proxy card; or

•	Obtaining proper written authority from the institution or broker holding your shares and attending the meeting and vote in person.

Q:	How do I vote in person?

A:	If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from that broker, bank, or nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on April 21, 2008, the record date for voting. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the meeting.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares, or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	What is the quorum requirement for the meeting?

A:	A quorum of stockholders must be present for any business to be conducted at the meeting. The quorum requirement for holding the meeting and transacting business is the presence in person or by proxy of a majority of our outstanding shares entitled to be voted. Abstentions and broker non-votes will be treated as shares present for quorum purposes. On the record date there were [ ] shares outstanding and entitled to vote. Thus [ ] must be represented by stockholders present at the meeting or by proxy to have a quorum.

Q:	What vote is required to approve the election of a director?

A:	The election of a director requires the affirmative vote of the holders of a plurality of stock outstanding and entitled to vote thereon. If you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. For purposes of the election of a director, abstentions will not be included in determining the number of votes cast and will have no effect on the result of the vote.

Q:	What vote is required to ratify the independent registered public accounting firm?

A:	The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. Abstentions will not be included in determining the number of votes cast and will have no effect on the result of the vote.

Q:	What vote is required to approve the proposal to authorize the Company to sell up to 20% of the Company’s outstanding common stock at a price below the Company’s then current net asset value per share?

A:	Approval of this proposal requires the affirmative vote of:

1.	A majority of outstanding shares of common stock entitled to vote at the meeting, as defined below; and

2.	A majority of the outstanding shares of common stock entitled to vote at the meeting which are not held by affiliated persons of the Company.

For purposes of this proposal, the Investment Company Act of 1940 defines “a majority of outstanding shares” as:

(i)	67% or more of the voting securities present at such meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or

(ii)	50% of the outstanding voting securities of such company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who is paying for the costs of soliciting these proxies?

A:	The Company will pay all the costs of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. The Company has also retained American Stock Transfer & Trust Company (AST) to assist in the solicitation of proxies for its customary fee estimated at $3,000 plus out-of-pocket expenses.

Q:	How do I find out the results of the voting at the annual meeting?

A:	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the meeting, voting or your ownership of the Company’s common stock, please call us at (650) 289-3060 or send an e-mail to Scott Harvey, Chief Legal Officer, at sharvey@herculestech.com.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

(650) 289-3060

PROXY STATEMENT

2008 Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Hercules Technology Growth Capital, Inc. a Maryland Corporation (the “Company,” “we,” “us” or “our”), for use at the Company’s 2008 Annual Meeting of Stockholders to be held on Thursday, May 29, 2008, at 10:00 a.m. at our Boston office at 31st St. James Avenue, Suite 790, Boston, Massachusetts 02116, and at any postponements or adjournments thereof. This proxy statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are first being sent to stockholders on or about [April ], 2008.

We encourage you to vote your shares, either by voting in person at the meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, and the Company receives it in time for the meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the two nominees as directors; FOR ratifying the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; FOR the proposal to authorize the Company to sell up to 20% of the Company’s outstanding common stock at a price below the Company’s then current net asset value per share; and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, American Stock Transfer & Trust Company (“AST”), in writing, by submitting a properly executed, later-dated proxy, or by voting in person at the meeting. Any stockholder of record attending the meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank or other institution or nominee (“Broker Shares”), you may revoke your proxy by sending another later-dated signed proxy card, sending a letter revoking your proxy to Scott Harvey, Secretary and Chief Legal Officer, at Hercules Technology Growth Capitalm Inc., 400 Hamiltion Avenue, Suite 310, Palo Alto, California, 94301, or by voting again by telephone or internet if eligible to do so. You may vote your shares in person at the meeting only if you obtain proper written authority from your institution or nominee and present it at the meeting.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the internet or by telephone. A large number of banks and brokerage firms participate in the AST Investor Communications Services online program. This program provides eligible stockholders who receive a copy of the annual report (on Form 10-K) and proxy statement, either by paper or electronically, the opportunity to vote via the Internet or by telephone. If the entity holding your shares participates in AST’s program, your voting form will provide instructions. If your voting form does not reference internet or telephone voting information, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

Purpose of Meeting

At the meeting, you will be asked to vote on the following proposals:

1.	To elect two directors of the Company who will serve for three years or until their successors are elected and qualified;

2.	To ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	To approve a proposal to authorize the Company, with the approval of its Board, to sell up to 20% of the Company’s outstanding common stock at a price below the Company’s then current net asset value per share; and

4.	To transact such other business as may properly come before the meeting.

Voting Securities

You may vote your shares at the meeting only if you were a stockholder of record at the close of business on April 21, 2008, which we refer to as the record date. On [April ], 2008, there were [            ] shares of the Company’s common stock outstanding. Each share of the common stock is entitled to one vote.

Quorum Required

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker Shares for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) will also be treated as shares present for quorum purposes.

If a quorum is not present at the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Vote Required

Election of Directors. The election of a director requires the affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon. Abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. Abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Approval of the proposal to authorize the Company to sell up to 20% of the Company’s outstanding common stock at a price below the Company’s then current net asset value per share. Approval of this proposal requires the affirmative vote of: a majority of outstanding shares of common stock entitled to vote at the meeting, as defined below; and a majority of the outstanding shares of common stock entitled to vote at the meeting which are not held by affiliated persons of the Company.

For purposes of this proposal, the Investment Company Act of 1940 (the “1940 Act”) defines “a majority of outstanding shares” as (i) 67% or more of the voting securities present at such meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of such company, whichever is less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Additional Solicitation. If there are not enough votes to approve any one or more of the proposals at the meeting, the stockholders who are represented may adjourn the meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies. Those proxies voted against any proposal for which an adjournment is sought will be voted against such adjournment. Abstentions and broker non-votes will not be voted for an adjournment.

Also, a stockholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).

Information Regarding This Solicitation

We will bear the expense of the solicitation of proxies for the meeting, including the cost of preparing, printing and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and proxy card. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or regular employees of the Company (for which no director, officer or regular employee will receive any additional or special compensation). The Company has also retained AST to assist in the solicitation of proxies for an estimated fee of $3,000, plus out-of-pocket expenses.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 11, 2008, the beneficial ownership of each current director, each nominee for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 11, 2008 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 32,767,747 shares of common stock outstanding as of March 11, 2008.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by spouses under applicable law, and maintains an address of c/o Company. Our address is 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

The Company’s directors are divided into two groups—interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19)of the 1940 Act.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Director
Manuel A. Henriquez(2)	1,590,293	4.9%

Independent Directors
Robert P. Badavas(3)	27,868	*
Joseph W. Chow(4)	45,425	*
Allyn C. Woodward, Jr.(5)	46,658	*

Executive Officers
Samir Bhaumik(6)	154,304	*
H. Scott Harvey(7)	211,102	*
David M. Lund(8)	88,469	*
Parag I Shah(9)	189,320	*
Shane A. Stettenbenz(10)	99,679	*

Executive officers and directors as a group	2,453,117	7.5%

Other
Farallon Capital Management, L.L.C.(11)(12) One Maritime Plaza, Suite 1325 San Francisco, CA 94111	2,806,181	8.6%

DePrince, Race & Zollo, Inc.(12) 250 Park Avenue South, Suite 250 Winter Park, FL 32789	2,791,452	8.5%

JMP Group LLC(12)(13) 600 Montgomery Street, Suite 1100 San Francisco, CA 94111	1,853,814	5.7%

Dimensional Fund Advisors LP(12) 1299 Ocean Avenue Santa Monica, CA 90401	1,826,031	5.6%

T. Rowe Price Associates, Inc.(12) 100 E. Pratt Street Baltimore, MD 21202	1,817,000	5.5%

Jolson 1996 Trust(14)	601,274	1.8%

*	Less than 1%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.
(2)	Includes 962,922 shares of common stock that can be acquired upon the exercise of outstanding options and 56,250 shares of restricted stock. Includes shares of our common stock held by certain trusts controlled by Mr. Henriquez.
(3)	Includes 1,667 shares of restricted common stock.
(4)	Includes 794 shares of common stock that can be acquired upon the exercise of outstanding 5-year warrants and 1,667 shares of restricted common stock.
(5)	Includes 3,334 shares of restricted common stock.
(6)	Includes 3,797 shares of common stock that can be acquired upon the exercise of outstanding 5-year warrants, 106,624 shares of common stock that can be acquired upon the exercise of outstanding options and 23,000 shares of restricted common stock.
(7)	Includes 4,279 shares of common stock that can be acquired upon the exercise of outstanding 5-year warrants, 181,571 shares of common stock that can be acquired upon the exercise outstanding options and 15,000 shares of restricted common stock.
(8)	Includes 68,889 shares of common stock that can be acquired upon the exercise of outstanding options and 16,000 shares of restricted common stock.
(9)	Includes 2,994 shares of common stock that can be acquired upon the exercise of outstanding 5-year warrants, 134,886 shares of common stock that can be acquired upon the exercise of outstanding options and 36,000 shares of restricted common stock.
(10)	Includes 87,639 shares of common stock that can be acquired upon the exercise of outstanding options and 8,500 shares of restricted common stock.
(11)	Farallon Capital Management, L.L.C. may be deemed to beneficially own shares of our common stock held of record by certain investment funds affiliated with Farallon Capital Management, L.L.C.
(12)	Information about the beneficial ownership of our principal stockholders is derived from filings made by them with the SEC.
(13)	Includes 152,797 shares of common stock that can be acquired upon the exercise of outstanding 5-year warrants. JMP Asset Management LLC may be deemed to beneficially own shares of our common stock, including shares of common stock issuable upon the exercise of outstanding 5-year warrants, held of record by certain investment funds for which its wholly-owned subsidiary, JMP Asset Management LLC, acts as either general partner or investment adviser. JMP Group LLC and JMP Asset Management LLC each disclaim beneficial ownership of all shares held of record by the funds to the extent attributable to partnership or equity interests therein held by persons other than JMP Group LLC, JMP Asset Management LLC, or their affiliates. Joseph A. Jolson serves as Chief Executive Officer of JMP Group LLC.
(14)	Includes 548,280 shares of our common stock and 52,994 shares of our common stock issuable upon the exercise of outstanding 5-year warrants held by the Jolson 1996 Trust. Joseph A. Jolson serves as the trustee of the Jolson 1996 Trust and, as a result, may be deemed to beneficially own such shares of common stock, including such 5-year warrants to purchase shares of common stock. This does not include 40,000 shares of our common stock and 9,008 shares of our common stock issuable upon the exercise of 5-year warrants held by the Jolson Family Foundation. Mr. Jolson may be deemed to beneficially own the shares of common stock, including the 5-year warrants to purchase common stock held of record by the Jolson Family Foundation, for which he serves as the President. Mr. Jolson disclaims beneficial ownership of all such shares held by the Jolson Family Foundation.

The following table sets forth as of March 11, 2008, the dollar range of our securities owned by our directors and employees primarily responsible for day-to-day management of our investment portfolio.

Name	Dollar Range of Equity Securities Beneficially Owned(1)
Independent Directors:
Robert P. Badavas	over $100,000
Joseph W. Chow	over $100,000
Allyn C. Woodward, Jr.	over $100,000

Interested Director:
Manuel A. Henriquez	over $100,000

Other Executive Officers:
Samir Bhaumik	over $100,000
H. Scott Harvey	over $100,000
David M. Lund	$10,000 – $50,000
Parag I Shah	over $100,000
Shane A. Stettenbenz	$10,000 – $50,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

PROPOSAL I: ELECTION OF DIRECTORS

Board of Directors

The number of directors on our Board is currently fixed at four directors.

Our Board is divided into three classes. Class I directors hold office initially for a term expiring at the annual meeting of stockholders to be held in 2008, Class II directors hold office for a term expiring at the annual meeting of stockholders to be held in 2009 and Class III directors hold office for a term expiring at the annual meeting of stockholders to be held in 2010. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualified. Messrs. Badavas and Chow’s terms expire in 2008, Mr. Woodward’s term expires in 2009, and Mr. Henriquez’s term expires in 2010.

Messrs. Badavas and Chow have been nominated for re-election for a three year term expiring in 2011. Neither person being nominated as a director is being proposed for election pursuant to any agreement or understanding between such person and the Company. Messrs. Badavas and Chow are both “independent directors” of the Company as defined under the 1940 Act.

A stockholder can vote for or withhold his or her vote from the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named below. If a nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person as is nominated by the Board as a replacement. The Board has no reason to believe that the persons named below will be unable or unwilling to serve.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information about the Directors, Executive Officers and Key Employees

Certain information, as of [April ], 2008, with respect to the nominees for re-election at the meeting, as well as each of the current directors and key employees, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds, and the year in which each person became a director of the Company.

The business address of each nominee and director listed below is c/o Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

Name	Age	Positions
Interested Director:
Manuel A. Henriquez(1)	44	Co-founder, Chairman of the Board, President and Chief Executive Officer
Independent Directors:
Robert P. Badavas(2)(3)(4)(5)	55	Director
Joseph W. Chow(2)(3)(4)(5)	55	Director
Allyn C. Woodward, Jr.(2)(3)(4)(5)	67	Director

Executive Officers:
Samir Bhaumik	44	Senior Managing Director and Technology Group Head
H. Scott Harvey	53	Co-founder, Secretary, Chief Legal Officer and Chief Compliance Officer
David M. Lund	54	Vice President of Finance and Chief Financial Officer
Parag I. Shah	36	Senior Managing Director and Life Sciences Group Head
Shane A. Stettenbenz	37	Vice President-Information Systems and Chief Technology Officer
Key Employees:
Kathleen Conte	61	Managing Director
Mark S. Denomme	41	Managing Director
Kevin L Grossman	39	Managing Director
R. Bryan Jadot	44	Managing Director
Kim Davis King	41	Managing Director
Steve Kuo	33	Managing Director
Roy Y. Liu	47	Managing Director
Edward M. Messman	37	Managing Director
Killu Sandborn	40	Managing Director
Jason Sanders	36	Managing Director

(1)	Mr. Henriquez is an interested person, as defined in section 2(a)(19) of the 1940 Act, of the Company due to his position as an executive officer of the Company.
(2)	Member of the Audit Committee.
(3)	Member of the Valuation Committee.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating and Corporate Governance Committee.

Current Directors

Interested Director

Manuel A. Henriquez is a co-founder of the Company and has been our Chairman and Chief Executive Officer since December 2003 and our President since April 2005. Prior to co-founding our company, Mr. Henriquez was a Partner at VantagePoint Venture Partners, a $2.5 billion multi-stage technology venture fund, from August 2000 through July 2003. Prior to VantagePoint Venture Partners, Mr. Henriquez was the President and Chief Investment Officer of Comdisco Ventures, a division of Comdisco, Inc., a leading technology and financial services company, from November 1999 to March 2000. Prior to that, from March 1997 to November 1999, Mr. Henriquez was a Managing Director of Comdisco Ventures. Mr. Henriquez was a senior member of the investment team at Comdisco Ventures that originated over $2.0 billion of equipment lease, debt and equity transactions from 1997 to 2000. Mr. Henriquez received a B.S. in Business Administration from Northeastern University.

Independent Directors

Each of the following directors is “independent” under Nasdaq Global Market rules and is not an “interested director” as defined in Section 2(a)(19) of the 1940 Act.

Robert P. Badavas has served as a director since March 2006. Mr. Badavas is the President and Chief Executive Officer of TAC Worldwide, a staffing and business services company owned by Goodwill Group of Japan. From November 2003 until becoming president and CEO in December 2005, he was the Executive Vice President and Chief Financial Officer of TAC Worldwide. Prior to joining TAC Worldwide, Mr. Badavas was Senior Principal and Chief Operating Officer of Atlas Venture, a venture capital fund, from September 2001 to September 2003. Prior to joining Atlas Venture, he was Senior Corporate Adviser to the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services, from September 2000 to June 2001. Prior to that, he was Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 until Aether Systems, Inc. acquired the company in September 2000. From 1986 to October 1995, Mr. Badavas was Senior Vice President and Chief Financial Officer, among other capacities, of Chipcom Corporation, a manufacturer of computer networking intelligent switching systems. Mr. Badavas was previously a board member and Chairman of the Audit Committee for RSA Security, Inc. until its acquisition by EMC Corporation in September 2006. He was previously a director and Chairman of the Audit Committee of ON Technology, until ON Technology was acquired by Symantec, Inc. in 2004 and is a former director of Renaissance Worldwide, until its acquisition by a privately-held company in 2001. Mr. Badavas is a Trustee of both Bentley College in Waltham, MA and Hellenic College/Holy Cross School of Theology in Brookline, MA. He is also Chairman of the Board of the Learning Center for Deaf Children in Framingham, MA. Mr. Badavas is a graduate of Bentley College with a BS in Accounting and Finance.

Joseph W. Chow has served as a director since February 2004. Mr. Chow is Executive Vice President and Chief Risk and Corporate Administration Officer at State Street Corporation, having retired from the company in August 2003 and rejoining it in July 2004. Prior to August 2003, Mr. Chow was Executive Vice President and Head of Credit and Risk Policy at State Street. Before joining State Street in 1990, Mr. Chow worked at Bank of Boston in various international and corporate banking roles and specialized in the financing of emerging-stage high technology companies from 1983 to 1989. Mr. Chow is a graduate of Brandeis University with a B.A. in Economics. He also received an M.C.P. from the Massachusetts Institute of Technology and an M.S. in Management (Finance) from the MIT Sloan School of Management.

Allyn C. Woodward, Jr. has served as a director since February 2004. Mr. Woodward was Vice Chairman of Adams Harkness Financial Group (AHFG-formerly Adams, Harkness & Hill) from April 2001 until January 2006 when AHFG was sold to Canaccord, Inc. He previously served as President of AHFG from 1995 to 2001. AHFG was an independent institutional research, brokerage and investment banking firm headquartered in Boston, MA. Prior to joining AHFG, Mr. Woodward worked for Silicon Valley Bank from April 1990 to April

1995, initially as Executive Vice President and Co-founder of the Wellesley, MA office and more recently as Senior Executive Vice President and Chief Operating Officer of the parent bank in California. Silicon Valley Bank is a commercial bank, headquartered in Santa Clara, CA whose principal lending focus is directed toward the technology, healthcare and venture capital industries. Prior to joining Silicon Valley Bank, Mr. Woodward was Senior Vice President and Group Manager of the Technology group at Bank of New England, Boston, MA where he was employed from 1963-1990. Mr. Woodward is currently a Director, Chairman of the Compensation Committee and a member of the Audit Committee of Lecroy Corporation. He is also a former Director of Viewlogic and Cayenne Software, Inc. Mr. Woodward serves on the Board of three private companies and is on the Board of Advisors of several venture capital funds. Mr. Woodward is on the Board of Overseers and a member of the Finance Committee of Newton Wellesley Hospital, a 250 bed hospital located in Newton, MA. Mr. Woodward is on the Board of Overseers and the Investment Committee and the Finance Committee of Babson College in Babson Park, MA. Mr. Woodward graduated from Babson College with a degree in finance and accounting. He also graduated from the Stonier Graduate School of Banking at Rutgers University.

Compensation of Directors

The compensation committee engages an outside compensation consultant to review the competitiveness and effectiveness of our director compensation program relative to market practices within a comparison group of peers based on market size, industries, geographic regions and other factors, as previously discussed in the Compensation Discussion and Analysis. The compensation committee historically has retained Watson Wyatt Worldwide, Inc. to act as its compensation consultant regarding independent director compensation. The consultant recommends to the compensation committee the mix of cash versus equity compensation to be offered as well as the types of long-term incentives to be granted.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our directors during the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Robert P. Badavas	$262,686	$3,133	$6,532	$—	$272,351
Joseph W. Chow	307,984	3,133	6,532	—	317,649
Allyn C. Woodward, Jr.	322,984	6,265	13,064	—	342,313
Manuel A. Henriquez(4)	—	—	—	—	—

(1)	During 2007, Messrs. Badavas, Chow and Woodward were awarded additional fees of $151,690, $196,984 and $196,984, respectively. Messrs. Badavas, Chow and Woodward elected to receive 6,668, 10,000 and 10,000 shares of our common stock, respectively, in lieu of a portion of the cash payment. The total value of the shares issued for services in fiscal 2007 was $151,690, $196,984 and $196,984 for Messrs. Badavas, Chow and Woodward, respectively.
(2)	The column represents the dollar amount recognized as an expense during 2007 for financial statement reporting purposes with respect to restricted stock awarded to directors during 2007. Restricted stock awarded to directors are charged to expense in the Company’s financial statements as earned based on the fair market value of such awards as determined on their grant dates. During 2007 we granted Messrs. Badavas, Chow and Woodward total restricted stock awards of 1,667, 1,667 and 3,334, respectively. See the discussion set forth under “2006 Non-Employee Director Plan” below.
(3)	On October 10, 2007, we received exemptive relief from the SEC to issue stock options to our non-employee directors, and during 2007 we granted Messrs. Badavas, Chow and Woodward total options awards of 5,000, 5,000 and 10,000, respectively. The column represents the dollar amount recognized as an expense during 2007 for financial statement reporting purposes with respect to restricted stock awarded to directors during 2007.
(4)	As an employee director, Mr. Henriquez does not receive any compensation for his service as a director. The compensation Mr. Henriquez receives as Chief Executive officer of the company is disclosed in the Summary Compensation Table as set forth herein.

As compensation for serving on our Board, each of our independent directors receives an annual fee of $50,000 and the chairperson of each committee receives an additional $15,000 annual fee. Each independent director also receives $2,000 for each Board or committee meeting they attend, whether in person or telephonically. Employee directors and non-independent directors will not receive compensation for serving on the Board. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board meetings.

Directors do not receive any perquisites or other personal benefits from the Company.

Under current SEC rules and regulations applicable to BDCs, a BDC may not grant options to non-employee directors, unless it receives exemptive relief from the SEC.

The Company filed an exemptive relief request with the SEC to allow options to be issued to its non-employee directors, which was approved on October 10, 2007.

On June 21, 2007, the shareholders approved amendments to the 2004 Equity Incentive Plan and the 2006 Non-Employee Director Plan allowing for the grant of restricted stock. The amended Plans limit the combined maximum amount of restricted stock that may be issued under both Plans to 10% of the outstanding shares of the Company’s stock on the effective date of the Plans plus 10% of the number of shares of stock issued or delivered by the Company during the terms of the Plans. See Note 6 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Committees of the Board

The Board has established an audit committee, a valuation committee, a compensation committee, and a nominating and corporate governance committee. A brief description of each committee is included in this proxy and the charters of the audit, compensation, and nominating and corporate governance committees are available on the Investor Relations section of the Company’s web site at www.herculestech.com.

During 2007, the Board held 14 Board meetings and 26 committee meetings. All of the directors attended all of the Board meetings. Except for two compensation committee meetings that Mr. Badavas was unable to attend; all of the directors attended all of the meetings of the respective committees on which they served; therefore all directors attended at least 75% of the respecdtive committee meetings on which they serve. Each director makes a diligent effort to attend all Board and committee meetings, as well as the Annual Meeting of Stockholders. Each of the directors, except Mr. Chow, attended the Company’s 2007 Annual Meeting of Stockholders, either in person or by teleconference.

Audit Committee. Our Board has established an audit committee. The audit committee is comprised of Messrs. Badavas, Chow and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the Nasdaq Stock Market and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Badavas currently serves as Chairman of the audit committee and is an “audit committee financial expert” as defined under Nasdaq Stock Market rules. The audit committee is responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls. During the last fiscal year, the audit committee held seven meetings.

Valuation Committee. Our Board has established a valuation committee. The valuation committee is comprised of Messrs. Badavas, Chow and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the Nasdaq Stock Market and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Chow currently serves as chairman of the valuation committee. The valuation committee is responsible for reviewing and recommending to the full Board the fair value of debt and equity securities that are not publicly traded in accordance with established valuation procedures. The valuation committee may utilize the services of an independent valuation firm in arriving at fair value of these securities. During the last fiscal year, the valuation committee held four meetings.

Compensation Committee. Our Board has established a compensation committee. The compensation committee is comprised of Messrs. Badavas, Chow and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the Nasdaq Stock Market and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Woodward currently serves as Chairman of the compensation committee. The compensation committee determines compensation for our executive officers, in addition to administering our 2004 Equity Incentive Plan, as amended, and the 2006 Non-Employee Director Plan, as amended. During the last fiscal year, the compensation committee held 14 meetings.

Nominating and Corporate Governance Committee. Our Board has established a nominating and corporate governance committee. The nominating and corporate governance committee is comprised of Messrs. Badavas, Chow and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the Nasdaq Stock Market and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Woodward currently serves as Chairman of the nominating and corporate governance committee. The nominating and corporate governance committee will nominate to the Board for consideration candidates for election as directors to the Board. During the last fiscal year, the nominating and corporate governance committee held one meeting.

The nominating and corporate governance committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with the Company’s bylaws and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a stockholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name, age, and address; class, series and number of shares of stock of the Company beneficially owned by the nominee, if any; the date such shares were acquired and the investment intent of such acquisition; whether such stockholder believes the individual is an “interested person” of the Company, as defined in the 1940 Act; and all other information required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required. To date, the Company has not received any recommendations from stockholders requesting consideration of a candidate for inclusion among the committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the nominating and corporate governance committee considers the following factors:

•	the appropriate size and the diversity of the Company’s Board;

•	whether or not the person is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	all applicable laws, rules, regulations, and listing standards.

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the nominating and corporate governance committee or the Board decides not to re-nominate a member for re-election, or if the nominating and corporate governance committee recommends to expand the size of the Board, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the nominating and corporate governance committee and Board provide suggestions as to individuals meeting the criteria of the nominating and corporate governance committee. Consultants may also be engaged to assist in identifying qualified individuals.

Communication with the Board

Stockholders with questions about the Company are encouraged to contact Hercules Technology Growth Capital, Inc.’s Investor Relations department at (650) 289-3060. However, if stockholders believe that their questions have not been addressed, they may communicate with the Company’s Board by sending their communications to Hercules Technology Growth Capital, Inc., c/o David M. Lund, Chief Financial Officer, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. All stockholder communications received in this manner will be delivered to one or more members of the Board.

Code of Ethics

The Company has adopted a code of ethics that applies to directors, officers and employees. The code of ethics is available on our website at http://www.herculestech.com. We will report any amendments to or waivers of a required provision of the code of ethics on our website and in a Current Report on Form 8-K.

Information about Executive Officers and Key Employees who are not Directors

The following information, as of [April    ], 2008, pertains to the Company’s executive officers and key employees who are not directors of the Company.

Non-director Executive Officers

Samir Bhaumik joined our Company in November 2004 as a Managing Director and was promoted to Senior Managing Director in June 2006. During March 2008 Mr. Bhaumik was elected by our Board to the position of Technology Group Head. Mr. Bhaumik previously served as Vice President—Western Region of the New York Stock Exchange from March 2003 to October 2004. Prior to working for the New York Stock Exchange, Mr. Bhaumik was Senior Vice President of Comerica Bank, previously Imperial Bank, from April 1993 to February 2003. Mr. Bhaumik received a B.A. from San Jose State University and an M.B.A from Santa Clara University. He serves on the advisory boards of Santa Clara University Leavey School of Business, Junior Achievement of Silicon Valley and the American Electronics Association-Bay Area council.

H. Scott Harvey is a co-founder of our Company and has been our Chief Legal Officer and Secretary since December 2003. Mr. Harvey has been our Chief Compliance Officer since February 2005. Mr. Harvey has over 22 years of legal and business experience with leveraged finance and financing public and private technology-related companies. Since July 2002, and prior to co-founding the Company, Mr. Harvey was in a diversified private law practice. Previously, Mr. Harvey was Deputy General Counsel of Comdisco, Inc., a leading technology and financial services company, from January 1997 to July 2002. From 1991 to 1997, Mr. Harvey served as Vice President of Marketing, Administration & Alliances with Comdisco, Inc. and was Corporate

Counsel from 1983 to 1991. Mr. Harvey received a B.S. in Agricultural Economics from the University of Missouri, a J.D. and LLM in taxation from The John Marshall Law School and an M.B.A. from Illinois Institute of Technology.

David M. Lund joined our Company in July 2005 as Vice President of Finance and Corporate Controller, and was promoted to our Chief Financial Officer in October 2006, and is our principle financial and accounting officer. He has over 21 years of experience in finance and accounting serving companies in the technology sector. Prior to joining Hercules, Mr. Lund served in senior financial positions for publicly traded companies: InterTrust Technologies, Centillium Communications and Rainmaker Systems, and in private companies: Urban Media, Scion Photonics and APT Technology. Mr. Lund also served in public accounting with Ernst & Young LLP and Grant Thornton LLP. He received a B.S. degree in Business Administration with an emphasis in Accounting from San Jose State University and a B.S. degree in Business Administration with an emphasis in Marketing from California State University, Chico. Mr. Lund is a Certified Public Accountant in the State of California.

Parag I. Shah joined our Company in November 2004 as Managing Director of Life Sciences and was promoted to Senior Managing Director in September 2006. During March 2008 Mr. Shah was elected by our Board to the position of Life Science Group Head. Prior to joining Hercules, Mr. Shah served as Managing Director for Biogenesys Capital from April 2004 to November 2004. From April 2000 to April 2004, Mr. Shah served as a Senior Vice President in Imperial Bank’s Life Sciences Group, which was acquired by Comerica Bank in early 2001. Prior to working at Comerica Bank, Mr. Shah was an Assistant Vice President at Bank Boston from January 1997 to March 2000. Bank Boston was acquired by Fleet Bank in 1999. Mr. Shah completed his Masters degrees in Technology, Management and Policy as well as his Bachelors degree in Molecular Biology at the Massachusetts Institute of Technology (MIT). During his tenure at MIT, Mr. Shah conducted research at the Whitehead Institute for Biomedical Research and was chosen to serve on the Whitehead Institute’s Board of Associates in 2003.

Shane A. Stettenbenz joined our Company in February 2004 as Vice President—Information Systems and has served as Chief Technology Officer since December 2004. Mr. Stettenbenz previously served as an IT Director for VantagePoint Venture Partners from May 2001 to June 2003. Prior to that, Mr. Stettenbenz was an IT Manager for Comdisco Ventures, a division of Comdisco, Inc. from May 1997 to May 2001. Mr. Stettenbenz attended San Jose State University from 1991 to 1995 while majoring in Management Information Systems.

Key Employees

Bill Allen joined our Company in August 2006 as a Managing Director of the Hercules Technology team located in Boston. The Technology team is focused on providing debt and equity investments to early and late stage Companies. Prior to joining the Company, from September 2005 to May 2006 Mr. Allen was a Relationship Manager with Silicon Valley Bank in its software lending group. As a lender Mr. Allen focused on technologies including RFID, Open Source, and VOIP. Mr. Allen brings 15 years of investment banking and structured finance experience from companies including Lehman Brothers and Comdisco. Bill earned a B.S. in Economics from the University of Southern Maine and an M.B.A. from Boston University.

Kathleen Conte joined our Company in November 2004 as a Managing Director of Life Sciences. From December 2003 to November 2004, Ms. Conte worked as an independent consultant. From 1993 to December 2003, Ms. Conte served as Senior Vice President at Comerica Bank running its West Coast Life Sciences Group. Ms. Conte was at Prudential Capital Corporation from 1988 to 1993 originating structured private placements. Prior to that Ms. Conte spent 13 years at Wells Fargo Bank in various lending positions. Ms. Conte holds a B.A. degree and an M.B.A. from the University of Delaware.

Mark S. Denomme joined our Company in September 2006 as a Managing Director. Mr. Denomme has over 18 years of experience in financial services. Prior to joining our Company, from 2000 to 2006 Mr. Denomme was a Managing Director and co-founder of Consilium Partners, an investment banking firm focused on sell-side and buy-side engagements for middle market companies. From 1997 to 2000, Mr. Denomme was a Director in the Leveraged Finance group of BancBoston Robertson Stephens, focusing on originating loan syndication and high yield debt opportunities for the firm’s technology and media clients. From 1988 to 1997, Mr. Denomme was a commercial lender with Bank of Boston focused on structured debt opportunities with technology and media-related companies. Mr. Denomme holds a B.B.A. degree from the University of Michigan and his series 7, 63 and 24 NASD licenses.

Kevin Grossman joined our Company in September 2006 as a Managing Director. Mr. Grossman previously served as a Senior Relationship Manager and Senior Vice President in Silicon Valley Bank’s Colorado office from July 1999 to August 2006, servicing technology and life sciences companies. From December 1998 through July 1999, Mr. Grossman was with Fremont Financial in a business development capacity providing asset-based lending facilities. Prior to that he served from January 1996 through February 1998 at the National Bank of Canada providing asset-based lending deals with portfolio management responsibilities. From June 1993 through December 1995 he opened two offices for an asset based lending company in the Pacific Northwest, providing services to highly leveraged entities and companies experiencing financial stress. Mr. Grossman earned a Bachelor’s degree in Business Economics at the University of California at Santa Barbara and an M.B.A. from Northern Arizona University.

R. Brian Jadot joined our Company in November 2005 as a Managing Director focusing on the life science group. Prior to joining our Company, from 2001 to 2005 Mr. Jadot served as Vice President of the Life Sciences Group at Silicon Valley Bank (SVB) in Newton, Mass. At SVB, Mr. Jadot co-managed a group dedicated to New England-based life science clients including biotechnology, medical device, and healthcare IT clients ranging from start-up to post-IPO stages, in addition to life science venture funds. From 1997 until 2001, Mr. Jadot was the Vice President of the Software Group at Silicon Valley Bank in Palo Alto and Santa Clara, where Mr. Jadot managed a portfolio of software companies with emphasis on the negotiation of loan transactions, warrants and direct investment options. Prior to Silicon Valley Bank, Mr. Jadot worked with the Banque Nationale de Paris (BNP), managing a portfolio of syndicated credits in the software and life sciences space. Mr. Jadot earned a bachelor’s degree in economics and government from California State University at Sacramento.

Kim Davis King joined our Company in August 2007 as a Managing Director. Prior to joining our Company, from 2006 to August 2007 Ms. King consulted for a Southern California-based venture capital fund. From July 1997 to 2006 Ms. King was a partner at IDG Ventures. Prior to joining IDG Ventures, Ms. King was an associate at BankAmerica Ventures from July 1994 to July 1997, a venture capital fund located in the San Francisco Bay Area. As an associate there, Kim specialized in Internet, software and networking investments. Ms. King holds a B.S. in Industrial Engineering from Stanford University and a M.B.A. from the Harvard Business School.

Roy Y. Liu joined our Company in April 2004 as a Managing Director. Mr. Liu has over 20 years experience in operations and finance of technology companies. Formerly, from 2002 to 2004 Mr. Liu was a Vice President at GrandBanks Capital, an early-stage, information technology-focused venture capital fund. From 2000 to 2002, Mr. Liu was a founding principal of VantagePoint Structured Investments, a debt fund affiliated with VantagePoint Venture Partners. Prior to joining VantagePoint, Mr. Liu was VP Finance and Chief Financial Officer for toysmart.com, Inc. Prior to joining toysmart.com, he was a First Vice President and co-founded Imperial Bank’s Emerging Growth Industries Boston office in 1997, where he focused specifically on debt financing for venture-backed companies. Prior to co-founding Imperial Bank’s Emerging Growth Industries Boston office, Mr. Liu was the Chief Financial Officer of Microwave Bypass Systems, Inc. Prior to joining Microwave Bypass, Mr. Liu was Vice President and head of the High Tech Lending group for State Street Bank & Trust Co. Mr. Liu started his finance career in the Acquisition Finance Division of the Bank of Boston. Prior to his career in finance, Mr. Liu worked four years at IBM in research and product development. Mr. Liu holds a B.S. degree in Electrical Engineering and an M.B.A. from the University of Michigan.

Edward M. Messman joined our Company in July 2005 as a Managing Director. From June 2004 to July 2005, Mr. Messman served as the Southwest Regional Market Manager of the Structured Finance Group of

Silicon Valley Bank. Prior to Silicon Valley Bank, Mr. Messman worked as an independent consultant from December 2003 to June 2004. From October 1998 to December 2003, Mr. Messman was Vice President of Comerica Bank, previously Imperial Bank, where he formed and managed the Technology and Life Sciences group in Denver, Colorado covering the Rocky Mountain region. Mr. Messman received a B.S. degree in International Business from Grand Canyon University and an M.B.A from the University of Colorado.

Greg Roth joined our Company in July 2007 as a Managing Director. Mr. Roth brings 15 years of technology investment banking experience from companies including Credit Suisse from May 1999 to April 2001 and Piper Jaffray from March 2004 to September 2005. Mr. Roth earned an M.B.A. at The Wharton School of Business at the University of Pennsylvania, and received a B.A. degree from Brown University.

Killu Sanborn, PhD, joined our Company in November 2007 as a Managing Director. Dr. Sanborn has an extensive background in life sciences as venture lender, venture capitalist, business development/technology commercialization executive for biotechnology startup and midsize companies, and as academic researcher. Prior to joining our Company Dr. Sanborn was Senior Vice President and Director of Life Science Venture Lending at Comerica Bank in San Diego from November 2005 to October 2007. From September 2000 to July 2005, Dr. Sanborn served as Principal/Fund Manager at IngleWood Ventures, an early-stage life science venture fund in San Diego. Prior to IngleWood Ventures, Dr. Sanborn was Director of Technology Commercialization at Stratagene from November 1997 to December 1999, and Vice President of Business Development for Phenogenex, a spinout from Stratagene, from January 2000 to August 2000. Dr. Sanborn received a Ph.D. in Molecular Biology from Cornell University/Sloan-Kettering Institute joint graduate program, and attended Oberlin College and Tertu University for her undergraduate degree.

Jason Sanders joined our Company in August 2007 as a Managing Director. Prior to joining the Company, from August 2004 to August 2007 Mr. Sanders was the President of Fifteen Asset Management and the Chief Operating Officer of Fifteen Group, an opportunity-driven, full-service real estate organization. From August 2001 to August 2004 Mr. Sanders served as the general partner for several funds managed by Crosslink Capital, a multi-stage venture capital fund. From July 1993 to June 1995 Mr. Sanders was a management consultant with CSC Index, focused on re-engineering operations of major public and private companies. Mr. Sanders received a B.S. in economics from the Wharton School at the University of Pennsylvania.

Executive Compensation

Compensation Discussion and Analysis

Overview of the Compensation Program

Under SEC rules applicable to business development companies, or BDCs, we are required to set forth certain information regarding the compensation of certain of our executive officers, describing our executive officer compensation strategy, the components of our compensation program, and the manner in which the program performed. The “Executive Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers for fiscal year 2007. For fiscal year ended December 31, 2007, our named executive officers (“NEOs”) and their titles were as follows:

•	Manuel A. Henriquez, Chief Executive Officer (“CEO”)

•	David M. Lund, Chief Financial Officer

•	H. Scott Harvey, Chief Legal Officer

•	Samir Bhaumik, Senior Managing Director and Technology Group Head

•	Parag I. Shah, Senior Managing Director and Life Science Group Head

In addition, the compensation committee is required to explain the rationale and considerations that led to the executive compensation decisions affecting the Company’s NEOs. In fulfillment of these requirements, the compensation committee, at the direction of the Company’s Board, has prepared this compensation discussion and analysis report for inclusion in this Proxy Statement.

Compensation Philosophy

The compensation and benefit programs of Hercules Technology Growth Capital, Inc. adopted by our compensation committee are designed with the goal of providing compensation that is fair, reasonable and competitive. The key elements of our compensation philosophy include:

•	designing compensation programs that enable us to attract and retain the best talent in the industries in which we compete;

•	using long-term equity retention and incentive awards to align employee and shareholder interests;

•	aligning executive compensation packages with the Company’s performance; and

•	ensuring that our compensation program complies with the requirements of the Investment Company Act of 1940.

The programs as adopted by the compensation committee are intended to help us align the compensation paid to our executive officers with corporate and executive performance goals that have been established to achieve both our short-term and long-term objectives. We also believe that the compensation programs should enable us to attract, motivate, and retain key employees who will contribute to our future success.

We have designed compensation programs based on the following:

•

Achievement of Corporate Objectives and Executive Performance Factors—We believe that the best way to align compensation with the interests of our shareholders is to link executive compensation with individual performance and contributions along with the achievements of certain corporate objectives. The compensation committee determines executive compensation consistent with the achievement of certain corporate objectives and executive performance factors that have been established to achieve short-term and long-term objectives of the Company.

•

Discretionary Annual Bonus Pool—Over the course of the year, the compensation committee, together with inputs from our CEO, develops a range of the amount likely to be available for the discretionary annual cash bonus pool. The range for this bonus pool is dependent upon the Company’s current financial outlook and executive performance contributing to achieving our corporate objectives, and is subject to the sole discretion of the compensation committee. This range is further refined during our third and fourth fiscal quarters into a specified pool to be used for discretionary annual cash bonuses. When executive performance exceeds expectation and performance goals established during the year, compensation levels for the executive may exceed the specified pool amount at the discretion of our compensation committee. When executive performance falls below expectations, compensation levels may fall below the specified pool amount.

•

Competitiveness and Market Alignment—Our compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for investment professionals and to be sufficient to attract and retain the best talent from an increasingly competitive market for top performers within the industries in which we compete. We compete for talent with venture capital funds, private equity firms, mezzanine lenders, hedge funds and other specialty finance companies including certain specialized commercial banks. Thus, we believe that our employee compensation plans should be designed to be competitive in the businesses in which we compete sufficient to attract and retain talent. Our benefit programs, which include general health and welfare benefits, consisting of life, long-term and short-term disability, health, dental, vision insurance benefits and the opportunity to participate in our defined contribution 401(k) plan, are designed to provide competitive benefits and are not based on performance. As part of its annual review process, the compensation committee reviews the competitiveness of the Company’s current compensation levels of its key employees and executives relative to that of our peers identified on page 6 with a third-party compensation consultant.

•

Alignment with Requirements of the 1940 Act—Our compensation program must align with the requirements of the 1940 Act, which imposes certain limitations on the structure of a BDC’s compensation program. For example, the 1940 Act prohibits a BDC from maintaining an incentive stock option award plan and a profit sharing arrangement simultaneously. As a result, if a BDC has an incentive stock option award plan, it is prohibited from using specific measurements commonly applied to non-BDC companies or a profit sharing arrangement such as a carried interest formula, a common form of compensation in the private equity industry, as a form of compensation. These limitations and other similar restrictions imposed by the 1940 Act limit the compensation arrangements that can be utilized in order to attract and retain key employees.

Components of Total Compensation

The compensation committee determined that the compensation packages for 2007 for our NEOs should consist of the following three key components:

•	Annual base salary;

•	Annual cash bonus based on corporate and executive performance factors; and

•	Long-term equity incentive and retention awards in the form of stock option and/or restricted stock awards.

Annual Base Salary

Base salary is designed to attract and retain experienced executives and key employees who can drive the achievement of our goals and objectives. While our NEOs’ initial base salaries are determined by an assessment of competitive market levels for comparable experience and responsibilities, the performance factors used in determining changes in base salary include individual performance, changes in role and/or responsibility and changes in the competitive market environment.

Annual Cash Bonus

The annual cash bonus is designed to reward our NEOs that have achieved certain corporate objectives and executive performance factors. The amount of the annual cash bonus is determined by the compensation committee on a discretionary basis and is dependent on the achievement of certain quantitative and qualitative executive performance factors, as described herein, during the year. The compensation committee established these performance factors because it believes they are related to our achievement of both short-term and long-term corporate objectives and the creation of shareholder value.

Long-Term Equity Incentive and Retention Awards

The compensation committee’s principal goal in awarding incentive stock options and/or restricted stock is to retain as well as align each executive’s interests with our success and the long-term financial interests of its stockholders, by linking a portion of the executive’s compensation with the performance of the Company and the value delivered to stockholders. The compensation committee evaluates a number of criteria, including the past service of each executive and employee, the present and potential contributions of such executive and employee to our success, years of service, position, and such other factors as the compensation committee believes to be relevant in connection with accomplishing the purposes of the long-term goals of the Company. The compensation committee neither assigns a formula, nor assigns specific weights to any of these factors when making its determination of the executives’ long-term incentive awards. The compensation committee awards incentive stock options and/or restricted stock on a subjective basis, and such awards depend in each case on the performance of the executive under consideration, and in the case of new hires, on their potential performance.

Option awards under the 2004 Equity Incentive Plan are generally awarded upon initial employment and on an annual basis thereafter. Options generally vest one-third one year after the date of grant and ratably over the succeeding 24 months.

On May 2, 2007, we were approved for exemptive relief by the SEC in order to permit us to issue restricted stock pursuant to the 2004 Equity Incentive Plan (the “2004 Plan”) and the 2006 Non-Employee Director Plan (the “2006 Plan”) (together, the “Plans”).

On June 21, 2007, the shareholders approved amendments to the Plans allowing for the grant of restricted stock. The amended Plans limit the combined maximum amount of restricted stock that may be issued under both Plans to 10% of the outstanding shares of our stock on the effective date of the Plans plus 10% of the number of shares of stock issued or delivered by our Company during the terms of the Plans. The approved amendments further specify that no one person shall be granted awards of restricted stock relating to more than 25% of the shares available for issuance under the 2004 Plan. Further, the amount of voting securities that would result from the exercise of all our outstanding warrants, options and rights, together with any restricted stock issued pursuant to the Plans, at the time of issuance shall not exceed 25% of our outstanding voting securities, except that if the amount of voting securities that would result from such exercise of all of our outstanding warrants, options and rights issued to our directors, officers and key employees, together with any restricted stock issued pursuant to the Plans, would exceed 15% of our outstanding voting securities, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options and rights, together with any restricted stock issued pursuant to the Plans, at the time of issuance shall not exceed 20% of our outstanding voting securities. Eligibility includes all of our key employees. Each grant of restricted stock under the 2004 Plan to our key employees, including our NEOs, shall contain such terms and conditions, including consideration and vesting, as our Board deems appropriate and as allowed for within the provisions of the 2004 Plan.

We believe that the issuance of stock options and/or restricted stock permits us to provide long-term incentives to attract experienced business professionals who might otherwise elect to become employed with private equity, mezzanine lenders, venture capital funds or hedge funds.

Benefits and Perquisites

Our executive officers receive the same benefits and perquisites as our full-time employees. Other than the benefits described below, our executive officers do not receive any other benefits, including retirement benefits, or perquisites from the Company. We provide our executives with certain benefits to assist in remaining competitive in the marketplace. All executive officers and other full-time employees receive general health and welfare benefits, which consist of life, long-term and short-term disability, health, dental, vision insurance benefits and the opportunity to participate in our defined contribution 401(k) plan. Prior to 2007, our 401(k) plan did not provide for a match of contributions by the Company. Beginning in 2008, the Company will contribute up to $3,000 per full-time employee to the 401(k) plan.

Tax and Accounting Implications

Stock-Based Compensation. We account for stock-based compensation, including options and restricted shares granted pursuant to our 2004 Plan in accordance with the requirements of SFAS No. 123R. Under the provisions of SFAS No. 123R, we estimate the fair value of our employee stock awards at the date of grant using the Black-Scholes option-pricing model, which requires the use of certain subjective assumptions. The most significant of these assumptions are our estimates on the expected term, volatility and forfeiture rates of the awards. The expected stock price volatility assumption was determined using an historical index which combines the volatility of our stock with selected BDC stocks over the relevant term for our outstanding equity instruments. We use this historical index due to the limited history of our stock. Forfeitures are not estimated due to our limited history but are reversed in the period in which forfeiture occurs. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value employee stock-based awards granted in future periods.

Deductibility of Executive Compensation. When analyzing both total compensation and individual elements of compensation paid to executive officers, the compensation committee considers the income tax consequences to the Company of its compensation policies and procedures. The compensation committee intends to balance its objective of providing compensation to NEOs that is fair, reasonable, and competitive with the Company’s capability to take an immediate compensation expense deduction. The Board believes that the best interests of the Company and its stockholders are served by executive compensation programs that encourage and promote the Company’s principal compensation philosophy, enhancement of shareholder value, and permit the compensation committee to exercise discretion in the design and implementation of compensation packages. Accordingly, the Company may from time to time pay compensation to its executive officers that may not be fully tax deductible. Stock options granted under our stock plan, generally intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may exceed the deductibility of non-performance-based compensation paid to certain covered employees whose compensation exceeds $1 million in any year. Also, the restricted stock awards we may or have granted to date are not eligible for this deduction. We will continue to review the Company’s executive compensation plans periodically to determine what changes, if any, should be made as a result of the limitation on deductibility.

Establishing Compensation Levels

Role of the Compensation Committee

The compensation committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, independent directors as defined by Nasdaq Global Market rules, and are not “interested persons” of our Company, as defined by Section 2(a)(19) of the 1940 Act. The compensation committee currently consists of Messrs. Woodward (Chairman), Badavas and Chow.

The compensation committee operates pursuant to a charter that sets forth the mission of the compensation committee and its specific goals and responsibilities. The compensation committee charter is available on our website at www.herculestech.com. A key component of the compensation committee’s goals and responsibilities is to evaluate and make recommendations to the Board regarding the compensation of the CEO and other executive officers of the Company, and their performance relative to their compensation, and to assure that they are compensated effectively in a manner consistent with the compensation philosophy discussed earlier, including internal equity considerations, competitive practice, and the requirements of applicable law and the appropriate regulatory bodies. In addition, the compensation committee evaluates and makes recommendations to the Board regarding the compensation of the directors for their services. Annually, the compensation committee:

(i)	reviews and approves corporate goals and objectives relevant to the CEO and other executive officers’ total compensation, evaluates the CEO’s performance to ensure that the compensation program is designed to achieve the objective of rewarding our CEO appropriately for his contributions to corporate performance;

(ii)	reviews the CEO’s evaluation of other executive officers’ and key employees’ performance to ensure that the compensation program is designed to achieve the objectives of rewarding our other executive officers appropriately for their contributions to corporate performance;

(iii)	determines and approves the compensation paid to the Company’s CEO; and

(iv)	together with our CEO’s input, reviews and approves the compensation of our other executive officers and key employees.

Periodically, the compensation committee reviews our incentive compensation plans and perquisites, if any, to ensure that such plans are consistent with our goals and corporate objectives and appropriately align executive officers’ and key employees’ interests with those of the Company’s shareholders, making recommendations to the Board regarding adoption of new employee incentive compensation plans and equity-based plans. The compensation committee administers our stock incentive arrangements with our officers and key employees. The compensation committee may not delegate its responsibilities discussed above.

Role of Management

The key member of management involved in the compensation process is our CEO, Manuel A. Henriquez. Mr. Henriquez identifies and proposes certain corporate and executive performance factors that have been established to achieve short-term and long-term corporate objectives that are used by the compensation committee to determine total compensation. Over the course of the year our CEO provides inputs to the compensation committee with his recommendations for the funding level for our discretionary annual cash bonus pool as it applies to our NEOs, other than himself, and key employees. These recommendations are based upon his evaluation of our current financial outlook and the performance of our other executives and key employees, including their contributions to achieving our short-term and long-term corporate objectives as they relate to each executive’s and key employees’ specific roles and responsibilities within our company. Mr. Henriquez’s recommendations are presented to the compensation committee for their review and approval, but he is not a member of the compensation committee and is not involved in the deliberations of the compensation committee.

The compensation committee makes all decisions with respect to compensation of all of our NEOs, including the allocation between long-term and current compensation, subject to review and approval by the full Board. Our compensation committee meets outside of the presence of our CEO when reviewing and determining his compensation.

Role of the Compensation Consultant

During 2007 the compensation committee engaged Watson Wyatt Worldwide, Inc., an independent outside compensation consultant, to review the competitiveness and effectiveness of our employee compensation program relative to market practices and business goals. The consultant reviews overall compensation levels and the relationship of our financial performance to actual compensation levels received over the previous year. During our fiscal year 2007, we compensated Watson Wyatt approximately $43,000 for its services. Watson Wyatt Worldwide, Inc. has been engaged by the compensation committee for this service since the 2005 fiscal year.

The consultant recommends to the compensation committee adjustments in the mix of cash versus equity compensation to be offered as well as the types of long-term incentives to be granted for each position reviewed. The consultant makes suggestions related to the types of performance factors to be used in our annual and long-term plans consistent with our business strategies and presents the relevant practices of comparative group companies. Given the Company’s complex business requiring investment professionals with specialized knowledge and experience coupled with the fact that many of the company’s direct competitors for such talent are venture capital funds, venture debt funds or private equity firms, mezzanine lenders, hedge funds and other specialty finance companies, specific compensation information with respect to the Company’s direct competitors typically is not publicly available. There are a limited number of published survey sources that have a primary focus on the venture capital and private equity industry and that provide annualized information on long-term incentive plans in the industry, which typically take the form of carried interest. The consultant incorporated data from broader market survey sources such as Mercer Private Equity Survey and Dow Jones—Holt Private Equity Analyst Survey as part of its analysis. The consultant, together with inputs from the CEO and the compensation committee developed a list of comparative group companies, primarily other BDCs, based on market size, industries, geographic regions and other factors to be used for compensation and financial analyses.

The comparative group in total included 17 business development companies and one bank. The compensation committee primarily looks to the core peer companies in performance of its compensation comparisons. Due to the limited number of core peer companies and limited compensation information available with respect to public, externally managed BDCs, the compensation committee expanded its analysis to include the addition reference companies as a source of additional comparative, competitive compensation data.

Core Peer Companies included the following companies:

Ares Capital Corporation	MVC Capital Corporation
Bridge Capital Holdings	NGP Capital Resources Company
Blackrock Kelso Capital Corp.	Patriot Capital Funding, Inc.
Gladstone Capital Corp.	Prospect Capital Corporation
MCG Capital Corporation	TICC Capital Corporation

Additional Reference Companies included the following companies:

Allied Capital Corporation	Kohlberg Capital Corp.
American Capital Strategies, Ltd.	Harris & Harris Group, Inc.
Apollo Investment Corporation	SVB Financial Group
Capital Southwest Corporation	Triangle Capital Corporation

Many of our direct competitors for talent are non-public, private partnerships without external financial reporting requirements. As a result, specific compensation with respect to these competitors typically is not publicly available. We rely on our compensation consultant to provide competitive salary and other compensation information regarding our competitors in both our business and for recruiting executive officers and other key employees from venture capital funds and/or private equity firms as well as other industry compensation surveys such as The 2007 Private Equity Compensation Report published by Glocap Search and Thomson Financial, which provides detailed data regarding later-stage private equity, early-stage venture capital and private equity fund of funds.

During 2007, the consultant also prepared summary analyses of total compensation for the compensation committee with respect to each of the NEOs and our key employees. Our key employees are responsible for generating investment leads and qualifying potential investments for the Company. These summaries included all forms of current total compensation, including salary, discretionary cash bonus pay-outs, long-term incentives, and employee benefits.

The consultant shared preliminary findings with the Chair of the compensation committee and presented the full report to the compensation committee. The compensation committee reviewed the information provided by the consultant, including the summary analyses of key elements of compensation paid to each of the peer group executives and key employees. In 2007, using the information previously provided by the consultant, the compensation committee determined the appropriate short-term and long-term compensation for the CEO, and reviewed and approved the recommendations from our CEO of the appropriate short-term and long-term compensation for each of the other NEOs and key employees. The compensation committee believes that our compensation program also appropriately balances cash and equity compensation.

Company Compensation Policies

The compensation committee reviews the performance factors which relate to achieving corporate objectives to determine the compensation provided to our executives and key employees, including our NEOs. Compensation levels for executives are determined based on their performance and the achievement of certain corporate objectives and executive performance factors that have been established to achieve our short-term and long-term corporate objectives.

In determining the individual compensation for the Company’s executives and key employees, the compensation committee considers the total compensation to be awarded to each executive and key employee, and exercises discretion in determining the portion allocated to the various performance factors of total compensation. We believe that the focus on total compensation provides the ability to align compensation decisions with short-term and long-term needs of the business. This approach also allows for the flexibility needed to recognize differences in performance by providing differentiated compensation plans to its executives and key employees. In determining the 2007 compensation packages for the Company’s executives and key employees, the compensation committee considered certain attributes, specifically the demonstrated skill level, including special or unique knowledge, cumulative experience, level of responsibility, decision making authority, and caliber of overall performance. Based on these considerations, the compensation committee determined what it believed to be the appropriate short term cash and long-term equity compensation for each of our NEOs.

Use of Comparative Compensation Data

The compensation committee annually reviews comparative compensation data, including reports provided by our outside compensation consultant, noted above, as well as other industry compensation surveys such as The 2007 Private Equity Compensation Report published by Glocap Search and Thomson Financial, which provides detailed data regarding later-stage private equity, early-stage venture capital and private equity fund of funds. Comparative compensation data reviewed by the compensation committee also includes the Company’s key employees’ salary history, scope of responsibilities and promotion history, and other factors deemed relevant by the compensation committee as discussed below. The compensation committee uses the comparative compensation data to obtain an overview of all elements of actual and potential future compensation for its NEOs so that the compensation committee may analyze individual elements of compensation as well as the aggregate total amount of actual and projected compensation for each NEO. The use of comparative compensation data also enables the compensation committee to consider total compensation for all NEOs together with the attributes discussed above when considering internal pay equity among the Company’s NEOs.

Upon the compensation committee’s use of comparative compensation data, the committee determined that 2007 annual compensation amounts and awards for our CEO and the other NEOs as well as certain key employees were within a reasonable range with compensation of our listed comparative group of companies and were appropriately aligned with the compensation committee’s expectations.

Internal Pay Equity Analysis

Our compensation program is designed with the goal of providing compensation to our NEOs and certain key employees that is fair, reasonable, and competitive. To achieve this goal, we believe it is important to compare compensation paid to each NEO not only with compensation at companies in our comparative group, as discussed above, but also with compensation paid to each of our other NEOs and certain key employees internally. Such an internal comparison is important to ensure that compensation is equitable among our NEOs and certain key employees.

As part of the compensation committee review, we made a comparison of our CEO’s total compensation paid in 2006 and 2007 against that paid to our other NEOs’ during the same years. Upon review, the committee determined that the CEO’s compensation relative to that of the other NEOs’ was justified relative to the compensation paid to our other NEOs’ and certain key employees. The compensation committee also reviewed the mix of the individual elements of compensation paid to the CEO and the other named NEOs and certain key employees in 2006 and 2007. In the course of its review, the compensation committee also considered the individual performance of each NEO as well as certain key employees and any changes in responsibilities of the NEO and certain key employees. Based on its review, the compensation committee determined that our CEO’s total compensation comprised of base salary, annual cash bonus and long-term equity incentive and retention awards was properly aligned in comparison to our compensation paid to the other NEOs and met our internal pay equity.

Benchmarking

We do not specifically benchmark the compensation of our executive officers against that paid by other companies with publicly traded securities. This is because we believe that our primary competitors in both our business and for recruiting executive officers and other key employees are venture capital funds, private equity firms, mezzanine lenders, hedge funds and other specialty finance companies including certain specialized commercial banks. Many of these entities do not publicly report the compensation of their executive officers nor do they typically report publicly information on their corporate performance. While various salary surveys, such as those noted above and from other private sources may become available to us with regard to these private equity firms, we believe that without accurate, publicly disclosed information on these private entities that would serve as benchmarks, it is inappropriate for us to set formal benchmarking procedures.

Assessment of Corporate Performance

In determining the 2007 discretionary annual cash bonuses for the executives, the compensation committee considered the achievement of certain corporate objectives, executive performance factors and individual performance of certain of our key employees, as critical to achieving our short-term and long-term corporate objectives. Listed below are the most significant performance factors for 2007 taken into account:

•	Levels of new origination activities of new investment opportunities executed during 2007;

•	Levels of actual fundings to new and existing portfolio companies;

•	Total Investment Income growth year over year;

•	Total Net Investment Income growth year over year;

•	Realized and unrealized gains and losses comparison year over year;

•	Yield to maturity and effective yield of the investment portfolio compared to prior periods;

•	Overall credit performance of the total investment portfolio;

•	Operating efficiency performance;

•	Growth of the overall investment portfolio;

•	Adding resources and expanding the organizations at all levels, including adding and retaining our key employees within the organization as the organization continues to grow;

•	Improving and innovating the company’s information systems;

•	Maintaining appropriate dividend distributions to shareholders; and

•	Raising additional equity and debt capital.

During 2007, we achieved numerous strategic and operational milestones and corporate objectives, including but not limited to the following:

•	increased total investment income to $53.9 million, representing an 83% year over year increase;

•	increased net investment income to $32.5 million, representing a year over year growth of 192%;

•	increased net income to $42.4 million or $1.50 per share, representing a 273% increase year over year growth;

•	generated $2.8 million in net realized gains and generated $7.3 million in net unrealized gains;

•	successfully achieved full principal recovery on various portfolio companies in workout and distress situations;

•	completed a secondary offering raising approximately $128 million in net proceeds from the sale of our common stock at a per share price above net asset value;

•	increased our credit facility from $150 million to $250 million while diversifying our warehouse lenders;

•	invested approximately $367 million of capital to new and existing portfolio companies;

•	declared $1.20 in dividends to stockholders from net investment income; and

•

successfully added to and expanded our organizational capabilities through growth in investment professionals in our Palo Alto headquarters and our regional offices in Boston, MA, Boulder, CO, and San Diego, CA.

Determination of 2007 Annual Base Salaries of Our CEO and Other NEOs

The compensation of the CEO and other NEOs is determined based on the achievement of certain corporate and individual performance objectives discussed above. 2007 was a year of continued progress in achieving the objectives that contribute to the long-term success of the Company. The compensation committee acknowledged the fact that, while management had achieved numerous strategic investment and operational goals and objectives for the year, market conditions had resulted in a significant reduction in the Company’s stock price during the latter half of 2007, which adversely affected total return to stockholders for the year.

In determining the amount of each NEO’s and certain key employee’s base salary the compensation committee considers the scope of their responsibilities, taking into account available competitive market compensation paid by other companies for similar positions as discussed above. The compensation committee considered the CEO’s experience, performance, and contribution to our overall corporate performance when determining his base salary for 2007. Base salaries for our other NEOs and certain key employees were also set by the compensation committee, together with the CEO’s input, based upon each NEOs individual experience and contribution to the overall performance of our Company.

Base salaries for our executive officers and certain key employees are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses of comparable size. In order to attract and retain the outstanding levels of key employees that we need, the compensation committee reviews the Company’s base salaries relative to those offered by our comparative group companies and venture capital funds and private equity firms, mezzanine lenders, hedge funds, and other specialty finance companies. Some variation relative to the salaries of the listed comparative group companies and venture capital funds, private equity firms, mezzanine lenders, hedge funds and other specialty finance companies, is allowed when, in the judgment of management and/or the compensation committee, as appropriate, the value of the executive’s experience, performance and specific skill set justifies variation. Upon review, the compensation committee determines whether adjustments to certain NEOs’ and certain key employees’ salaries are necessary to realign salaries with the competitive market for a given position, to recognize NEOs’ or key employees’ assumption of significant additional responsibilities and related performance increases, or to achieve an appropriate compensation level due to promotion or other internal equity matters. The compensation committee makes all decisions with respect to the base salary compensation of the CEO and together with the Company’s CEO evaluates and approves the Company’s other NEOs and key employees. Our compensation committee meets outside of the presence of our CEO when reviewing and determining his base salary compensation.

The compensation committee approved an annual base salary increase for our CEO, effective January 1, 2007, in February of 2007, and approved an annual base salary increase, effective January 1, 2008 in February of 2008. The compensation committee approved annual base salary increases for our other NEOs in December of 2007. Salaries for our NEOs as a group were, on average, raised 21% over their beginning fiscal year 2007 base salaries which had been previously set in June 2006, and were based on changes to their responsibilities, performance and experience, as well as competitive information from our compensation consultant. Following is a table of the annual base salaries for our NEOs as set during the preceding two years:

	Beginning Fiscal Year 2008 Base Salary	Beginning Fiscal Year 2007 Base Salary	Total Percent Increase
Manuel A. Henriquez	$700,000	$600,000	16.7%
David M. Lund	$250,000	$200,000	25.0%
H. Scott Harvey	$210,000	$190,000	10.5%
Samir Bhaumik	$270,000	$210,000	28.6%
Parag I. Shah	$315,000	$210,000	50.0%

Determination of 2007 Annual Cash Bonus for Our NEOs and Key Employees

Over the course of the year the compensation committee, together with input from our CEO, developed a specific bonus pool for the 2007 operating year to be available for our discretionary annual cash bonus program. The amount determined to be available for this bonus program was at the discretion of the compensation committee, and was dependent upon many factors as outlined previously, including, but not limited to, our current financial performance and performance related contributions of our NEOs and certain key employees in achieving our performance objectives.

The annual cash bonus is an “at risk” discretionary compensation that is designed to motivate our NEOs and key employees to achieve financial and non-financial goals that are consistent with the Company's 2007 operating plan. At risk discretionary compensation means that it is up to the compensation committee to determine whether any cash bonus amount will be awarded to any of our eligible key employees. In determining the amount of a NEO’s and key employee’s variable compensation—the annual cash bonus—the compensation committee evaluates the performance of our NEOs and certain key employees and considers the NEOs and certain key employees performance factors identified above. Within those guidelines, the compensation committee considers the overall funding available for such cash bonus awards, the performance of NEOs’ and certain key employees’, and the desired mix between the various components of total compensation. Discretion is exercised in determining the overall total compensation to be awarded to the NEOs and certain key employees. As a result, the amounts delivered in the form of an annual cash bonus are designed to work together in conjunction with base salary to deliver an appropriate total cash compensation level to the NEOs and certain key employees.

We believe that the discretionary design of our variable cash compensation program supports its overall compensation objectives by allowing for significant differentiation of cash compensation based on executive performance and by providing the flexibility necessary to ensure that overall compensation packages for our NEOs and certain key employees are competitive relative to our market.

We typically determine and award cash bonuses for our NEOs and certain key employees during the first quarter of the following year. In evaluating the performance of our NEOs and certain key employees to arrive at their 2007 cash bonus awards, the compensation committee considered the performance factor achievements against our corporate objectives as discussed above under Assessment of Corporate Performance. In addition, the compensation committee, after considering all factors discussed above, noted that all NEOs and key employees met, or substantially achieved, all aspects of, the compensation committee’s performance factors in all critical performance areas. The compensation committee also reviewed the CEO’s evaluation of the NEOs and certain key employee’s performance achievements. When a NEO’s or key employee’s performance exceeds expectations and performance goals established during the year, actual cash bonus compensation for the NEO or key employee may exceed the specified bonus pool amount at the discretion of our compensation committee.

In February 2008, after due deliberation, the compensation committee awarded the following annual cash bonuses to our NEOs relating to their performance during the year ending 12/31/2007:

2007 Annual Cash Bonus
Manuel A. Henriquez	$1,000,000
David M. Lund	$160,000
H. Scott Harvey	$145,000
Samir Bhaumik	$336,000
Parag I. Shah	$325,000

Long-term Equity Retention and Incentive Awards

Our principal objective in awarding incentive stock option and/or restricted stock awards to eligible NEOs and key employees is to retain and align each NEO's and key employee’s interests with our success and the financial interests of our stockholders by linking a portion of such NEOs or key employee’s compensation with the Company’s long-term goals. We continue to believe that the use of stock and stock-based awards offers the best approach to achieving our retention and long-term performance goals. Our equity program is designed to encourage our key employees to work with a long-term view of the Company’s performance and to reinforce their long-term affiliation with the Company by imposing vesting schedules over several years of employment. The compensation committee awards incentive stock option and/or restricted stock awards on a discretionary basis and such awards depend in each case on the performance of the executive or key employee under consideration, and in the case of new hires, their potential performance. Incentive stock option awards are priced at the closing price of the stock on the date the compensation committee meets and the grant is issued.

Determination of 2007 Long-term Equity Incentive Awards for Our NEOs

The compensation committee reviewed the performance of our NEOs and certain key employees following the end of our 2007 fiscal year relative to the long-term equity incentive and retention awards program the compensation committee administers. As a result of these deliberations, the compensation committee awarded the following long-term equity incentive and retention awards, in the form of restricted stock and stock options to our NEOs related to their 2007 year’s performance as set forth in the table below. The value of the stock option awards was determined using the Black Scholes Methodology. The stock options were granted with an exercise price of $12.20 per share which was the Company’s closing stock price on February 25, 2008, the effective date of grant. Each stock option award was subject to a three year vesting schedule. The value of the restricted stock was determined to be the company’s closing price on February 25, 2008, the date of the grant. Each restricted stock award was subject to a four year forfeiture schedule.

	2007 Restricted Stock Award (granted 2/25/2008)	Fair Value of Restricted Stock Awards	2007 Stock Option Award (granted 2/25/2008)	Black—Scholes Value of Option Awards
Manuel A. Henriquez	56,250	$686,250	250,716	$232,148
David M. Lund	16,000	$195,200	35,817	$33,164
H. Scott Harvey	15,000	$183,000	15,043	$13,929
Samir Bhaumik	23,000	$280,600	71,633	$66,328
Parag I. Shah	36,000	$439,200	204,155	$189,035

Although we have no stock ownership policy, we encourage stock ownership in the Company, as we believe such ownership aligns named executive offer incentives with our best interests.

Potential Payments Upon Termination or Change of Control

Upon specified covered transactions (as defined in the 2004 Equity Incentive Plan, as amended), in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding awards, or for the grant of new awards in substitution, by the acquirer or survivor or an affiliate of the acquirer or survivor, in each case on such terms and subject to such conditions as the Board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the award, each award will become fully exercisable prior to the covered transaction on a basis that gives the holder of the award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the covered transaction following exercise, and the award will terminate upon consummation of the covered transaction. A covered transaction includes the following: (i) a merger or other transaction in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities; (ii) a sale of substantially all of the company’s assets; (iii) a dissolution or liquidation of the company; or (iv) a change in a majority of the Board’s composition unless approved by a majority of the directors continuing in office.

No executive officer or employee of the Company has a written employment or severance agreement. As a result, no executive officer is entitled to any severance payments.

Compensation Committee Report

March [    ], 2008

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our deliberations and discussions with management, we recommend to the Board that the Compensation Discussion and Analysis be included in Hercules Technology Growth Capital, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 and the 2008 proxy statement.

Respectfully Submitted,

The Compensation Committee

Allyn C. Woodward, Jr., Chairman

Robert P. Badavas

Joseph W. Chow

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Summary Compensation Table

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Awards ($)(3)	Option Awards ($)(4)		All Other Compensation ($)(5) (11)	Total ($)
Chief Executive Officer
Manuel A. Henriquez	2007	$590,791	$1,000,000	—	$498,161	(6)	—	$2,088,952
	2006	466,667	1,000,000	—	279,200	(6)	—	1,745,867

Chief Financial Officer
David M. Lund	2007	202,083	160,000	—	51,263	(7)	—	413,346
	2006	180,000	100,000	—	26,900	(7)	—	306,900

Chief Legal Officer
H. Scott Harvey	2007	190.000	145,000	—	85,961	(8)	—	420,961
	2006	170,000	100,000	—	66,800	(8)	—	336,900

Senior Managing Director
Samir Bhaumik	2007	206,306	336,000	—	61,549	(9)	—	603,855
	2006	195,417	25,000	—	43,400	(9)	—	263,817

Senior Managing Director
Parag I. Shah	2007	221,063	325,000	—	91,965	(10)	—	638,028
	2006	195,417	272,500	—	41,500	(10)	—	509,417

(1)	Salary column amounts represent base salary compensation received by each NEO for the listed fiscal year.
(2)	Bonus column amounts represent the annual cash bonus earned during the fiscal year and awarded and paid out during the first quarter of the following fiscal year.
(3)	The Company did not award restricted stock to any NEOs during 2007. However, pursuant to the terms of the 2004 Plan, NEOs were granted restricted stock awards during the first quarter of 2008. See the information set forth under 2004 Plan included herein.
(4)	Option Awards column amounts represent the portion of the grant date fair value of the stock option grants made to the NEOs during 2007 and in prior years that was recognized as expense for financial reporting purposes during 2007 in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 1 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.
(5)	The Company did not make contributions to its 401(K) Plan on behalf of any of the NEOs during 2007, however it intends to do so during 2008.
(6)	Represents expense in 2007 and 2006 for options to purchase 1,152,400 shares and 702,400 shares, respectively, of our common stock issued under our 2004 Plan, as amended.
(7)	Represents expense in 2007 and 2006 for options to purchase 120,000 shares and 85,000 shares, respectively, of our common stock issued under our 2004 Plan, as amended.
(8)	Represents expense in 2007 and 2006 for options to purchase 201,000 shares and 171,000 shares, respectively, of our common stock issued under our 2004 Plan, as amended.
(9)	Represents expense in 2007 and 2006 for options to purchase 149,900 shares and 137,900 shares, respectively, of our common stock issued under our 2004 Plan, as amended.
(10)	Represents expense in 2007 and 2006 for options to purchase 217,900 shares and 137,900 shares, respectively, of our common stock issued under our 2004 Plan, as amended.
(11)	Officers do not receive any perquisites or other personal benefits from the Company.

Grants of Plan Based Awards

The following table sets forth certain information with respect to the options granted during the fiscal year ended December 31, 2007 to each of our NEOs:

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)(3)
Chief Executive Officer
Manuel A. Henriquez	01/25/2007	—	450,000	$14.02	$654,124

Chief Financial Officer
David M. Lund	01/25/2007	—	35,000	$14.02	50,876

Chief Legal Officer
H. Scott Harvey	01/25/2007	—	30,000	$14.02	43,608

Senior Managing Director
Samir Bhaumik	01/25/2007	—	12,000	$14.02	17,443

Senior Managing Director
Parag I. Shah	01/25/2007	—	80,000	$14.02	116,289

(1)	The Company did not grant awards of restricted stock to any of its NEOs during 2007. However, pursuant to the terms of the 2004 Plan, NEOs did receive grants of shares of restricted stock during the first quarter of 2008. See the information set forth under “2004 Equity Incentive Plan” included herein.
(2)	Options generally vest 33% one year after the date of grant and ratably over the succeeding 24 months. All options may be exercised for a period ending seven years after the date of grant.
(3)	The amounts reported in the Options Awards column represents the grant date fair value of the stock option grants made to the Named Executive Officers during 2007 in accordance with the provisions of SFAS No. 123R, “Share-Base Payments”. See Note 1 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding incentive stock option awards classified as exercisable and unexercisable as of December 31, 2007 for each of the named executive officers:

Name and Principal Position	Incentive Stock Option Awards				Stock Awards(3)
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested
Chief Executive Officer
Manuel A. Henriquez	125,000	—	$15.00	06/23/11	—	—	—	—
	504,167	100,833	13.00	06/17/12	—	—	—	—
	45,994	51,406	12.14	06/16/13	—	—	—	—
	—	450,000	14.02	01/25/14	—	—	—	—
Chief Financial Officer
David M. Lund	32,222	7,778	13.00	07/15/12	—	—	—	—
	21,250	23.750	12.14	06/16/13	—	—	—	—
	—	35,000	14.02	01/25/14	—	—	—	—
Chief Legal Officer
H. Scott Harvey	12,821	—	15.00	06/23/11	—	—	—	—
	117,500	23,500	13.00	06/17/12	—	—	—	—
	14,167	15,833	12.14	06/16/13	—	—	—	—
	—	30,000	14.02	01/25/14	—	—	—	—
Senior Managing Director
Samir Bhaumik	6,000	—	15.00	12/13/11	—	—	—	—
	31,667	6,333	13.00	06/17/12	—	—	—	—
	44,342	49,558	12.14	06/16/13	—	—	—	—
	—	12,000	14.02	01/25/14	—	—	—	—
Senior Managing Director
Parag I. Shah	5,500	—	15.00	12/13/11	—	—	—	—
	31,667	6,333	13.00	06/17/12	—	—	—	—
	44,578	49,822	12.14	06/16/13	—	—	—	—
	—	80,000	14.02	01/25/14	—	—	—	—

(1)	No options were exercised or transferred during the year ended December 31, 2007.
(2)	Options expiring in 2011 to Messrs. Henriquez and Harvey were 100% vested on the date of grant. Options to Messrs. Bhaumik and Shah expiring in 2011 were 25% vested one year after the date of grant and the remainder will vest ratably over the succeeding 24 months. All other options generally vest 33% one year after the date of grant and the remainder will vest ratably over the succeeding 24 months. All options may be exercised for a period ending seven years after the date of grant.
(3)	The Company did not make any stock awards during 2007. However, during 2007 the Company received an exemptive order from the SEC permitting it to award restricted stock to its employees under certain conditions, and NEOs received grants of restricted stock during the first quarter of 2008. See the information set forth under “2004 Equity Incentive Plan” and “Compensation of Directors” included herein.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, restricted stock and warrants	(b) Weighted-average exercise price of outstanding options, restricted stock and warrants	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2004 Equity Incentive Plan(1)	2,900,513	$13.02	4,003,892
2006 Non-Employee Director Plan	26,668	$13.43	973,332
Equity compensation plans not approved by stockholders	—	—	—

Total	2,927,181	$13.02	4,977,224

(1)	No restricted stock awards were granted to employees during fiscal year 2007.

2004 Equity Incentive Plan

Our Board and our stockholders have approved the 2007 Amendment and Restatement of the Hercules Technology Growth Capital, Inc. 2004 Equity Incentive Plan, for the purpose of attracting and retaining the services of executive officers, directors and other key employees. Under the 2004 Plan, as amended, our compensation committee may award incentive stock options within the meaning of Section 422 of the Code, or ISOs, to employees, and nonstatutory stock options to employees and employee directors.

Under the 2004 Plan, as amended, we have authorized for issuance up to 7,000,000 shares of common stock. Participants in the 2004 Plan may receive awards of options to purchase our common stock and/or restricted shares, as determined by our compensation committee. Options granted under the 2004 Plan generally may be exercised for a period of no more than ten years from the date of grant unless the option agreement provides for an earlier expiration. Unless sooner terminated by our Board, the 2004 Plan will terminate on the tenth anniversary of its adoption and no additional awards may be made under the 2004 Plan after that date. The 2004 Plan provides that all awards granted under the plan are subject to modification as required to ensure that such awards do not conflict with the requirements of the 1940 Act applicable to us.

Options granted under the 2004 Plan will entitle the optionee, upon exercise, to purchase shares of common stock from us at a specified exercise price per share. ISOs must have a per share exercise price of no less than the fair market value of a share of stock on the date of the grant or, if the optionee owns or is treated as owning (under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of stock on the date of the grant. Nonstatutory stock options granted under the 2004 Plan must have a per share exercise price of no less than the fair market value of a share of stock on the date of the grant. Options will not be transferable other than by laws of descent and distribution, or in the case of nonstatutory stock options, by gift, and will generally be exercisable during an optionee’s lifetime only by the optionee.

Under the 2004 Plan, as amended, we are permitted to issue restricted stock to all key employees and all directors of the Company and its affiliates consistent with such terms and conditions as the compensation committee shall deem appropriate. Our compensation committee determines the time or times at which such shares of restricted stock will become exercisable and the terms on which such shares will remain exercisable. Any shares of restricted stock for which forfeiture restrictions have not lapsed at the point at which the participant terminates his employment will terminate immediately and such shares will be returned to the Company and will be available for future awards under this plan.

Our compensation committee administers the 2004 Plan and has the authority, subject to the provisions of the 2004 Plan, to determine who will receive awards under the 2004 Plan and the terms of such awards. Our Compensation Committee has the authority to adjust the number of shares available for awards, the number of shares subject to outstanding awards and the exercise price for awards following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. The exercise price of an option may be paid in the form of shares of stock that are already owned by such option holder.

Upon specified covered transactions (as defined in the 2004 Plan), all outstanding awards under the 2004 Plan may either be assumed or substituted for by the surviving entity. If the surviving entity does not assume or substitute similar awards, the awards held by the participants will be accelerated in full and then terminated to the extent not exercised prior to the covered transaction.

As of February 25, 2008 the Board granted 146,250 shares of restricted stock to our NEOs. Messrs. Henriquez, Lund, Harvey, Bhaumik and Shah received 56,250, 16,000, 15,000, 23,000 and 36,000 shares, respectively,

2006 Non-Employee Director Plan

Our Board and our stockholders have approved the 2006 Plan, as amended. Under current SEC rules and regulations applicable to BDCs, a BDC may not grant options to non-employee directors. On February 15, 2007, we received exemptive relief from the SEC to permit us to grant options to non-employee directors as a portion of their compensation for service on our Board. The following is a summary of the material features of the 2006 Plan.

The Company has instituted the 2006 Plan for the purpose of advancing the interests of the Company by providing for the grant of awards under the 2006 Plan to eligible non-employee directors. The 2006 Plan authorizes the issuance to non-employee directors of non-statutory stock options (“NSOs”) to purchase shares of common stock at a specified exercise price per share and/or restricted stock. NSOs granted under the 2006 Plan will have a per share exercise price of no less than the current market value of a share of stock as determined in good faith by the Board on the date of the grant. The amount of the options that may be granted are limited by the terms of the 2006 Plan, which prohibits any grant that would cause the Company to be in violation of Section 61(a)(3) of the 1940 Act.

Under the 2006 Plan, non-employee directors will each receive an initial grant of an option to purchase 10,000 shares of stock upon initial election to such position. The options granted will vest over two years, in equal installments on each of the first two anniversaries of the date of grant, provided that the non-employee director remains in service on such dates. In addition, each non-employee director shall automatically be granted an option to purchase 15,000 shares of stock on the date of such non-employee director’s re-election to the Board and such grant will vest over three years, in equal installments on each of the first three anniversaries of the date of grant, provided that the non-employee director remains in service on such dates. The compensation committee has the authority to determine from time to time which of the persons eligible under the 2006 Plan shall be granted awards; when and how each award shall be granted, including the time or times when a person shall be permitted to exercise an award; and the number of shares of stock with respect to which an award shall be granted to such person. The exercise price of options granted under the 2006 Plan is set at the closing price of the Company’s market price on the Nasdaq Global Select Market as of the date of grant and will not be adjusted unless the Company receives an exemptive order from the SEC or written confirmation from the staff of the SEC that the Company may do so (except for adjustments resulting from changes in the Company’s capital structure, such as stock dividends, stock splits and reverse stock splits).

Unless sooner terminated by the Board, the 2006 Plan will terminate on May 29, 2016 and no additional awards may be made under the 2006 Plan after that date. The 2006 Plan provides that all awards granted under the 2006 Plan are subject to modification as required to ensure that such awards do not conflict with the requirements of the 1940 Act.

The compensation committee will determine the period during which any options granted under the 2006 Plan shall remain exercisable, provided that no option will be exercisable after the expiration of ten years from the date on which it was granted. Options granted under the 2006 Plan are not transferable other than by will or the laws of descent and distribution, or by gift, and will generally be exercisable during a non-employee director’s lifetime only by such non-employee director. In general, any portion of any options that are not then exercisable will terminate upon the termination of the non-employee director’s services to the Company. Generally, any portion of any options that are exercisable at the time of the termination of the non-employee director’s services to the Company will remain exercisable for the lesser of (i) a period of three months (or one year if the non-employee director’s services to the Company terminated by reason of the non-employee director’s death) or (ii) the period ending on the latest date on which such options could have been exercised had the non-employee director’s services to the Company not terminated. In addition, if the Board determines that a non-employee director’s service to the Company terminated for reasons that cast such discredit on the non-employee director as to justify immediate termination of the non-employee director’s options, then all options then held by the non-employee director will immediately terminate.

Under the 2006 Plan, non-employee directors upon initial election to such position after June 21, 2007 will automatically be granted 3,333 shares of restricted stock. The forfeiture restrictions for such initial shares of restricted stock will lapse as to one-half of the restricted stock on the first anniversary of the date of grant and as to an additional one-half of the restricted stock on the second anniversary of the date of grant. In addition, each non-employee director shall automatically be granted 5,000 shares of restricted stock on the date of such non-employee director’s re-election to the Board and the forfeiture restrictions on such shares will lapse as to one-third of such shares on the anniversary of such grant over three years, provided that the non-employee director remains in service on such dates.

During 2007, effective upon the Company’s receipt of the SEC exemptive order, and pursuant to the exemptive relief so provided, each independent director was immediately awarded certain restricted shares in accordance with the terms and conditions outlined within the exemptive order. Specifically, our class I directors, Messrs. Badavas and Chow, were each awarded 1,667 restricted shares that vested prorata monthly over their remaining 1 year term, and our class II director, Mr. Woodward, was awarded 3,334 restricted shares that vest prorate monthly over his remaining 2 year term.

The compensation committee administers the 2006 Plan. Under the 2006 Plan, options and/or restricted stock may be granted from time-to-time for up to a maximum of 1,000,000 shares of common stock. If there is a change in the capital structure of the Company by reason of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Board will make appropriate adjustments to the number and class of shares of stock subject to the 2006 Plan and each option outstanding under it. In the event of a consolidation, merger, stock sale, a sale of all or substantially all of the Company’s assets, a dissolution or liquidation of the Company or other similar events (a “Covered Transaction”), the Board may provide for the assumption of some or all outstanding options or for the grant of new substitute options by the acquirer or survivor. If no such assumption or substitution occurs, all outstanding options will become exercisable prior to the Covered Transaction and will terminate upon consummation of the Covered Transaction.

The Board may at any time or times amend the 2006 Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2006 Plan as to any future grants of awards; provided, that except as otherwise expressly provided in the 2006 Plan the Board may not, without the participant’s consent, alter the terms of an award so as to affect adversely the participant’s rights under the award, unless the Board expressly reserved the right to do so at the time of the grant of the award.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors and none of the members are present or past employees of the Company. No member of the Compensation Committee: (i) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the Board.

Certain Relationships and Related Transactions

In August 2000, Mr. Henriquez acquired an interest in JMP Group LLC, the ultimate parent entity of the lead underwriter in our initial public offering. Mr. Henriquez’s interest represents approximately 0.1% of the fully-diluted equity of JMP Group LLC.

In February 2004, we issued and sold 400 shares of our Series A-1 preferred stock to JMP Group LLC, the ultimate parent entity of JMP Securities LLC, for an aggregate purchase price of $2.5 million and, in connection with such sale, we paid a $175,000 placement fee to JMP Securities LLC. In addition, we issued and sold 100 shares of our Series A-2 preferred stock to an entity related to Mr. Henriquez for an aggregate purchase price of $125,000, and we issued and sold 100 shares of our Series A-2 preferred stock to Mr. Howard for an aggregate purchase price of $125,000. Our Series A-1 preferred stock held a liquidation preference over our Series A-2 preferred stock and also carried separate, preferential voting rights. In June 2004, each share of Series A-1 preferred stock and Series A-2 preferred stock was exchanged for 208.3333 units with the same terms as the units sold in our June 2004 private offering.

In connection with the issuance of our Series A-1 preferred stock and Series A-2 preferred stock, we entered into a registration rights agreement with the holders of our Series A-1 preferred stock and Series A-2 preferred stock. In June 2004, in connection with the conversion of the Series A preferred stock, the registration rights agreement entered into in connection with the issuance of our preferred stock was terminated and the shares of our common stock issued upon conversion were included in the registration rights agreement entered into in connection with our June 2004 private offer.

We have entered into a letter agreement with Farallon Capital Management, L.L.C. that provides that prior to the date that is two years after certain investment funds controlled by Farallon Capital Management, L.L.C. cease to own at least 10% of our outstanding common stock and without the written consent of Farallon Capital Management, L.L.C., we will not (i) take any action to alter or repeal the resolution adopted by our Board exempting from the Business Combination Act any business combination between us and certain investment funds managed by Farallon Capital Management, L.L.C. in a manner that would make the Business Combination Act applicable to acquisitions of our stock by such investment funds or (ii) amend the applicable provision of our bylaws in a manner that would make the Control Share Acquisition Act applicable to an acquisition of the Company’s common stock by investment funds controlled by Farallon Capital Management, L.L.C.

We have also entered into a letter agreement with JMP Asset Management LLC that provides that prior to the date that is two years after certain investment funds controlled by JMP Asset Management LLC cease to own at least 10% of our outstanding common stock and without the written consent of JMP Asset Management LLC that we will not (i) take any action to alter or repeal the resolution adopted by our Board exempting from the Business Combination Act any business combination between us and certain investment funds managed by JMP Asset Management LLC in a manner that would make the Business Combination Act applicable to acquisitions of our stock by such investment funds or (ii) amend the applicable provision of our bylaws in a manner that would make the Control Share Acquisition Act applicable to an acquisition of the Company’s common stock by investment funds controlled by JMP Asset Management LLC.

In connection with our June 2004 private offering, we agreed to obtain the approval of each of JMP Asset Management LLC and Farallon Capital Management, L.L.C. for each investment made by us. Though this arrangement was terminated in connection with our election to be regulated as a BDC, under the terms of the letter agreements described above, we have agreed to indemnify, to the maximum extent permitted by Maryland law and the 1940 Act, representatives of JMP Asset Management LLC and Farallon Capital Management, L.L.C. in connection with their activities in evaluating our investment opportunities prior to our election to be regulated as a business development company on terms similar to those afforded to our directors and officers under our charter and bylaws.

On April 12, 2005, we entered into our Bridge Loan Credit Facility with Alcmene Funding, LLC, a special purpose entity affiliated with Farallon Capital Management, L.L.C., one of our significant stockholders. In connection with the closing of the Bridge Loan Credit Facility, we paid a $500,000 upfront fee and will be obligated to pay additional fees under the terms of the facility. On August 1, 2005, we amended our Bridge Loan Credit Facility. The amendment agreement extended the term of the loan to April 12, 2006, eliminated the loan extension fee, revised the interest rate effective August 1, 2005 to LIBOR plus 5.6% through December 31, 2005 and thereafter to 13.5% per annum, and amended certain collateral rights and financial covenants. The loan fees are being amortized over the remaining ten-month period. On March 6, 2006, we entered into an amendment of our Bridge Loan Facility pursuant to which we repaid $10 million to Alcmene Funding LLC, extended the maturity date to June 30, 2006 and decreased the interest rate to 10.86%. On May 10, 2006, we repaid the remaining $15.0 million of the BridgeLoan Credit Facility and paid a $500,000 loan fee due on maturity and all accrued and unpaid interest through the date of repayment. At December 31, 2006, the Bridge Loan Credit Facility was no longer outstanding.

At March 2, 2006, we entered into an agreement with various affiliates of Farallon Capital Management, L.L.C. to sell $5 million of common stock, priced at the net asset value on February 28, 2006. On March 20, 2006, we completed the sale of 432,900 shares of common stock to the Farallon funds at a price per share of $11.55, which was the net asset value per share at February 28, 2006.

In conjunction with the Company’s Rights offering completed on April 21, 2006, the Company agreed to pay JMP Securities LLC a fee of approximately $700,000 as co-manager of the offering.

In conjunction with the Company’s public offering completed on December 7, 2006, the Company agreed to pay JMP Securities LLC a fee of approximately $1.2 million as co-manager of the offering.

During February 2007, Farallon Capital Management, L.L.C and its related affiliates and Manuel Henriquez, the Company’s CEO, exercised warrants to purchase 132,480 and 75,075 shares of the Company’s common stock, respectively. The exercise price of the warrants was $10.57 per share resulting in net proceeds to the company of approximately $2.2 million.

In conjunction with the Company’s public offering completed on June 4, 2007 and the related over-allotment exercise, the Company agreed to pay JMP Securities LLC a fee of approximately $1.6 million as co-manager of the offering.

In connection with the sale of public equity investments, the Company paid JMP Securities LLC approximately $22,200 and $12,100 in brokerage commissions during the years ended December 31, 2007 and 2006, respectively.

In the ordinary course of business, we enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby our executive officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, us, companies controlled by us and our employees and directors.

We will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, we have taken appropriate actions to seek Board review and approval or exemptive relief for such transaction. The Board reviews these procedures on an annual basis.

In addition, our code of ethics, which is signed by all employees and directors, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the code of ethics, which is available on our website at www.herculestech.com. each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Audit Committee. The Audit Committee is charged with monitoring and making recommendations to the Board regarding policies and practices relating to corporate governance. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of SEC Regulation S-K require that our directors and executive officers, and any persons holding more than 10% of any class of our equity securities report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, The Nasdaq Stock Market and to us. Based solely on a review of the written statements and copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners, we believe that during fiscal 2007 all Section 16(a) filing requirements applicable to the executive officers, directors and stockholders were timely satisfied, except that (i) due to an administrative error, Form 4 reports due by January 29, 2007 reflecting option awards to purchase common shares granted to Messrs. Harvey, Henriquez and Lund were filed late on February 20, 2007, and (ii) due to an administrative error Form 4 reports for our independent directors, Messrs. Badavas, Chow and Woodward reflecting the award of restricted common shares could not be filed until August 1, 2007.

PROPOSAL II: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee and the non-interested directors have selected Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. This selection is subject to ratification or rejection by the stockholders of the Company.

Ernst & Young LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its affiliates. It is expected that a representative of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PRINCIPLE ACCOUNTANT FEES AND SERVICES

The following aggregate fees by Ernst & Young LLP, the Company’s Independent Registered Public Accounting Firm, were billed to the Company for work attributable to 2007 and 2006 audit, tax and other services.

	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2006
Audit Fees	$572,438	$726,602
Audit-Related Fees	—	—
Tax Fees	34,251	90,295
All Other Fees	2,500	2,260
Total Fees:	$609,189	$819,157

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees. For fiscal years 2007 and 2006, audit services include fees associated with the annual audit of the Company’s financial statements, audit of management’s report on internal control over financial reporting, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, and comfort letters and consents included in other SEC filings.

Audit-Related Fees. We did not incur any audit-related fees during fiscal 2007 or 2006. Examples of such services that traditionally are performed by the independent accountant would include assurance related services such as attest services that are not required by statute or regulation.

Tax Fees. Tax fees in fiscal year 2006 include professional fees for tax compliance and tax advice.

All Other Fees. Fees for other services would include fees for products and services other than the services reported above. Other fees billed in fiscal 2006 relate to on-line technical accounting software service. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

Audit Committee Report

The audit committee of the Board operates under a written charter adopted by the Board. The audit committee is currently composed of Messrs. Badavas, Chow and Woodward.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and oversee these processes. The audit committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The audit committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by Ernst & Young LLP, the Company’s independent registered public accounting firm. The policy requires that the audit committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence. In accordance with the pre-approval policy, the audit committee generally includes at its first meeting of every year a discussion and pre-approval of such services and the expected costs of such services for the year.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval at the first audit committee meeting of the year must be submitted to the audit committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the audit committee. However, the audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Review with Management

The audit committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the audit committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The audit committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The audit committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and has discussed with the auditors the auditors’ independence. The audit committee has also considered the compatibility of non-audit services with the auditors’ independence.

During 2007, the audit committee met with members of senior management and the independent registered public accounting firm to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules and regulations of the SEC and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Conclusion

Based on the audit committee’s discussion with management and the independent registered public accounting firm, the audit committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the audit committee, the audit committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The audit committee also recommended the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for the year ended December 31, 2008.

Respectfully submitted on March 11, 2008 by the members of the Audit Committee of the Board,

Robert P. Badavas, Chairman

Joseph W. Chow

Allyn C. Woodward, Jr.

PROPOSAL III: AUTHORIZATION OF THE COMPANY TO SELL UP TO 20 PERCENT OF THE COMPANY’S COMMON STOCK AT A NET PRICE BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE

The Company is a closed-end investment company that has elected to be regulated as a business development company under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the current net asset value per share of such stock, with certain exceptions. One such exception would permit the Company to sell shares of its common stock during the next year at a price below the Company’s then current net asset value per share, or NAV, if its stockholders approve such a sale and the Company’s directors make certain determinations.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell shares of its common stock in an amount not to exceed 20% of its outstanding common stock as of the date when this proposal is approved by the stockholders at a price below its then current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2008 Annual Meeting of Stockholders and the date of the Company’s 2009 Annual Meeting of Stockholders, which is expected to be held in May 2009.

Effect of Approval to Authorize the Company to sell up to 20 Percent of the Company’s Common Stock at a Net Price Below the Company’s Then Current Net Asset Value per Share

Generally, equity securities sold in public securities offerings are priced based on market prices, rather than NAV per share. The Company is seeking the approval of a majority of its common stockholders of record to offer and sell shares of its common stock at prices that, net of underwriting discount or commissions, may be less than NAV so as to permit management the flexibility in pricing new share issuances it may require from time to time during the authorized period as a result of market conditions.

Although the Company’s common stock has previously traded at a premium above NAV, in recent months the Company’s common stock has traded below NAV, which is not uncommon for BDCs like the Company. Given the recent volatility in the stock market, we cannot predict whether our common stock will resume trading at a premium to NAV or continue trading at a discount to NAV in the future.

The following table lists the high and low closing sales prices for our common stock, the closing sales price as a percentage of NAV and quarterly dividends per share. On [April 9], 2008, the last reported closing sale price of our common stock was $[            ] per share.

	NAV(1)	Closing Sales Price		Premium of High Sales Price to NAV(2)	Premium of Low Sales Price to NAV(2)	Declared Dividends
		High	Low
Year ended December 31, 2005
Second Quarter(3)	$11.55	$13.19	$12.45	114.22%	107.8%	$0.00
Third Quarter	$11.71	$14.41	$11.90	123.11%	101.6%	$0.00
Fourth Quarter	$11.67	$12.68	$9.71	108.7%	83.2%	$0.00
Extra Dividend						$0.03

Year ended December 31, 2006
First Quarter	$11.63	$11.99	$10.50	103.1%	90.3%	$0.30
Second Quarter	$11.24	$12.53	$10.88	111.5%	96.8%	$0.30
Third Quarter	$11.06	$12.90	$11.11	116.6%	100.5%	$0.30
Fourth Quarter	$11.65	$14.25	$12.59	122.3%	108.1%	$0.30

Year ended December 31, 2007
First Quarter	$11.68	$14.50	$12.77	124.1%	109.3%	$0.30
Second Quarter	$12.05	$14.71	$12.80	122.1%	106.2%	$0.30
Third Quarter	$11.97	$14.02	$11.32	117.1%	84.6%	$0.30
Fourth Quarter	$13.33	$13.60	$10.87	102.0%	81.5%	$0.30

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)	Calculated as the respective high or low closing sales price divided by NAV.
(3)	Commencement of operations.

Reasons for Approval to Authorize the Company to Sell up to 20 Percent of the Company’s Common Stock at a Price Below the Company’s Then Current Net Asset Value per Share

As a BDC and a regulated investment company (RIC) for tax purposes, the Company is dependent on its ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs must maintain a debt to equity ratio of less than 1:1, which requires the Company to finance its investments with at least as much equity as debt in the aggregate. The Company maintains sources of liquidity, but generally attempts to remain close to fully invested and does not hold substantial cash for the purpose of making new investments. Therefore, to continue to build the Company's investment portfolio, and thereby support maintenance and growth of the Company's dividends, the Company strives to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Without the approval of a majority of its common stockholders to sell stock at prices below its current NAV per share, the Company would be precluded from selling shares of its common stock to raise capital during periods where the market price for its common stock is below its current NAV and may be precluded from selling shares when the market price for its common stock is not sufficiently above its current NAV so that the price at which shares would be sold, net of underwriting discounts or commissions, would not be less than its current NAV.

The Company believes that having the flexibility to issue its common stock below NAV in certain instances will benefit all of its stockholders. The Company expects that it will be periodically presented with attractive opportunities that require the Company to make an investment commitment quickly. Because the Company generally attempts to remain fully invested and it does not intend to maintain cash for the purpose of making these investment commitments, the Company may be unable to capitalize on investment opportunities presented to it unless it is able to quickly raise additional capital. The market value of the Company’s common stock may periodically trade at a small premium above its NAV or fall below its NAV, resulting in a net price per share below NAV,which is not uncommon for BDCs like the Company. Alternatively, the Company’s NAV could increase without a commensurate increase in the Company’s stock price.

If either of these events were to occur, absent the approval of this proposal by stockholders, the Company may not be able to effectively access the capital markets to enable it to take advantage of attractive investment opportunities.

If this proposal is approved, the Company does not anticipate selling its common stock below its NAV unless it has identified attractive near term investment opportunities that the Board, including a majority of the disinterested directors, as defined in the 1940 Act, reasonably believes will lead to a long-term increase in NAV. Further, to the extent the Company issues shares of its common stock below NAV in a publicly registered transaction, the Company’s market capitalization and the number of its publicly tradable common stock will increase, thus potentially affording all common stockholders greater liquidity. To the extent the Company issues shares below NAV in a private transaction, the per share price will be the fair market value as determined by the Board.

Conditions for the Company to Sell up to 20 Percent of the Company’s Common Stock at a Net Price Below the Company’s Then Current Net Asset Value per Share

If this proposal is approved, the Company will only sell shares of its common stock at a net price below NAV per share if the following conditions are met:

•	a majority of the Company’s directors who have no financial interest in the sale have approved the sale;

•

a majority of such directors who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any distributing commission or discount; and

•	following such issuance, not more than 20% of the company’s then outstanding shares as of the date of stockholder approval will have been issued at a price less than NAV.

Consequences of Approval to Sell up to 20 Percent of the Company’s Common Stock at a Net Price Below the Company’s Then Current Net Asset Value per Share

Before voting on this proposal or giving proxies with regard to this matter, common stockholders should consider the potentially dilutive effect of the issuance of shares of the Company’s common stock at less than NAV per share on the NAV per outstanding share of common stock prior to such an issuance. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. The Board of the Company will consider the potential dilutive effect of the issuance of shares at a price below the NAV per share when considering whether to authorize any such issuance.

The following table represents the possible dilutive effect to a hypothetical shareholder of Company ABC if an additional 20% of Company ABC’s outstanding stock were issued.

Company ABC has 5,000,000 total shares outstanding, $150,000,000 in total assets and $ 25,000,000 in total liabilities. The NAV per share of the common stock of Company ABC is $25.00. The following table illustrates the reduction to NAV and the dilution experienced by Existing Shareholder following the sale of 1,000,000 shares, or 20%, of ABC Company’s common stock at $ 23.75 per share, a price below its NAV per share.

	Prior to Sale Below NAV	Following Sale Below NAV		Percentage Change
Reduction to NAV
Total Shares Outstanding	5,000,000	6,000,000		20%
NAV per share	$25.00	$24.59		(1.63)%

Dilution to Existing Shareholder
Shares Held by Existing Shareholder	50,000	50,000	(1)	0.0%
Percentage Held by Existing Shareholder	1.00%	0.83%		(16.67)%
Total Interest of Existing Shareholder	$1,250,000	$1,229,688		(1.63)%

(1)	Assumes that Existing Shareholder does not purchase additional shares in equity offering of shares below NAV.

The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Common stockholders should also consider that existing holders of the Company’s common stock have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such existing stockholders’ holdings of common stock as a percentage of shares outstanding to the extent existing stockholders do not participate in and purchase sufficient shares in the offering to maintain their percentage interest. Further, if current stockholders of the Company either do not purchase any shares in an offering conducted by the Company or do not purchase sufficient shares in the offering to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted.

Required Vote

Approval of this proposal requires the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the meeting which are not held by affiliated persons of the Company.

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at such meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) 50% of the outstanding voting securities of such company, whichever is the less. Abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF ITS COMMON STOCK DURING THE NEXT YEAR AT A PRICE BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE.

OTHER BUSINESS

The Board knows of no other business to be presented for action at the meeting. If any matters do come before the meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting unless certain securities law requirements are met.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2009 Annual Meeting of Stockholders will be held in May 2009, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to the Company at its address in Palo Alto, California, and the Company must receive the proposal on or before January 15, 2009, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

Under the Company’s current Bylaws, nominations for directors and proposals of business, other than those to be included in the Company’s proxy materials following the procedures described in Rule 14a-8, may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required in the Bylaws. Except as noted below, to be timely a notice with respect to the 2009 Annual Meeting of Stockholders must be delivered to the secretary of the Company no earlier than the 150th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. For the Company’s 2009 annual meeting, the Company must receive such proposals and nominations no earlier than December 1, 2008 and no later than December 31, 2008. If the date of the annual meeting has been changed by more than thirty calendar days from the first anniversary of the date of the preceding year’s annual meeting, stockholder proposals or director nominations must be so received not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. Proposals must comply with the other requirements contained in the Company’s Bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Notices of intention to present proposals at the 2009 annual meeting should be addressed to H. Scott Harvey, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

You are cordially invited to attend the annual meeting of stockholders in person. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board

/s/ Scott Harvey

Scott Harvey

Secretary

Palo Alto, California

[April    ], 2008